SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐ Preliminary Proxy Statement	☐ Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

BANKUNITED FINANCIAL CORPORATION

(Name of Registrant as Specified in Its Articles of Incorporation)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON FRIDAY, FEBRUARY 8, 2008

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of BankUnited Financial Corporation, a Florida corporation (the “Company”) will be held at the Weston Hills Country Club, 2600 Country Club Way, Weston, Florida on Friday, February 8, 2008 at 3:00 pm for the following purposes:

(1) To elect one Class II director to serve until 2010 and three Class III directors to serve until 2011; and

(2) To transact such other business as may properly come before the Annual Meeting and any postponements or adjournments thereof.

Pursuant to the Company’s Bylaws, the Company’s Board of Directors has fixed the close of business on December 3, 2007 as the record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting.

By Order of the Board of Directors
/s/ LAWRENCE H. BLUM
LAWRENCE H. BLUM Secretary

Coral Gables, Florida

December 27, 2007

YOUR VOTE IS VERY IMPORTANT TO US. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE VOTE BY PROXY CARD OR VOTE OVER THE TELEPHONE OR THE INTERNET, AS INSTRUCTED HEREIN. IF YOU VOTE BY PROXY CARD, PLEASE COMPLETE, DATE, SIGN AND RETURN THE PROXY CARD IN THE PRE-PAID RETURN ENVELOPE ENCLOSED HEREIN. SENDING IN YOUR PROXY CARD WILL NOT PREVENT YOU FROM VOTING YOUR SHARES IN PERSON AT THE ANNUAL MEETING IF YOU DESIRE TO DO SO.

BANKUNITED FINANCIAL CORPORATION

255 Alhambra Circle • Coral Gables, Florida 33134

Telephone: (305) 569-2000

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

to be held at 3:00 pm on Friday, February 8, 2008

at the

Weston Hills Country Club

2600 Country Club Way

Weston, Florida

INTRODUCTION

We are sending this Proxy Statement to you as a stockholder of BankUnited Financial Corporation, a Florida corporation (the “Company,” “we” or “us”) in connection with the solicitation of proxies for the Annual Meeting of Stockholders to be held on Friday, February 8, 2008 (the “Annual Meeting”). Our Board of Directors (the “Board” or “Board of Directors”) is soliciting proxies for use at the Annual Meeting and at any postponements or adjournments thereof. Only stockholders of record as of December 3, 2007 (the “Record Date”) will be entitled to vote at the Annual Meeting. This Proxy Statement describes the matters to be considered at the Annual Meeting and, along with the Proxy Card and the annual report on Form 10-K for the year ended September 30, 2007 (the “Annual Report”) is being mailed to stockholders on or about December 31, 2007. The Annual Report was filed with the Securities and Exchange Commission (the “SEC”) on November 29, 2007, and includes our consolidated financial statements for the fiscal year ended September 30, 2007.

ANSWERS TO YOUR QUESTIONS ABOUT VOTING AND SOLICITATION OF PROXIES

Why am I receiving these materials?

This Proxy Statement and the related proxy materials are being sent to our stockholders in connection with our Annual Meeting, which will be held on February 8, 2008. These materials are being furnished to you in connection with a solicitation of proxies by our Board of Directors.

What is the purpose of the Annual Meeting?

At the Annual Meeting, our stockholders will act upon the election of one Class II director and three Class III directors and any other matters that may properly come before the meeting. We have not received notice of any stockholder proposals to be presented at the Annual Meeting prior to the deadlines for submission of such proposals indicated in our Proxy Statement delivered for last year’s annual meeting. Our Board of Directors knows of no matters that are to be presented for consideration at the Annual Meeting other than those described in this Proxy Statement. If other matters are properly presented, it is the intention of the persons designated as proxies on the enclosed proxy card to vote as proxies on such matters in accordance with their judgment.

Who is entitled to vote?

All stockholders of record of our Class A Common Stock, Class B Common Stock and Noncumulative Convertible Preferred Stock, Series B (the “Series B Preferred Stock”), at the close of business on December 3, 2007, which is referred to as the Record Date, are entitled to vote at the Annual Meeting and any postponements or adjournments thereof.

Each share of Class A Common Stock is entitled to one-tenth of one vote, each share of Class B Common Stock is entitled to one vote and each share of Series B Preferred Stock is entitled to two and one-half votes. As of the Record Date, 35,171,471 shares of Class A Common Stock, 649,338 shares of Class B Common Stock, and 1,264,853 shares of Series B Preferred Stock were outstanding.

How do I cast my vote?

If you are a shareholder on the Record Date, you may vote by one of the following methods: (i) in person at the Annual Meeting; (ii) via the Internet; (iii) by telephone; or (iv) by mail. Whichever method you use, the proxies identified on the proxy card will vote your shares in accordance with your instructions. If a proxy card is submitted without giving specific voting instructions, the proxies will vote the shares as recommended by our Board of Directors, which will be a vote ‘FOR’ the election of one Class II director and three Class III directors as described below under “Election of Directors.”

If you wish to vote by electronic means, you may vote by using the Internet at www.voteproxy.com. Alternatively, you may vote your shares by telephone if you reside in the United States by calling 1-800-PROXIES (1-800-776-9437). Please refer to your proxy card when accessing the web or voting by telephone and follow the instructions listed on the proxy card.

If you own your shares in “street name,” i.e. through a brokerage account or in another nominee form, you must instruct the broker or nominee as to how your shares should be voted. Your broker or nominee will provide you with appropriate instructions on completing this process. If you vote your shares in this manner, you will not be able to vote in person at the Annual Meeting unless you receive a proxy to do so from the broker or nominee.

How do I revoke or change my vote?

A proxy may be revoked at any time prior to the use of such proxy in voting. Any stockholder may revoke a proxy previously delivered by (i) delivering written notice of revocation to our Secretary; (ii) submitting a later-dated proxy card; or (iii) voting in person at the Annual Meeting.

Any shareholder holding shares in “street name” by a broker or other nominee must contact the broker or nominee to obtain instructions for revoking the proxy instructions.

Can the proxy materials be accessed electronically?

We are sending the proxy materials to the shareholders as of the Record Date by first-class U.S. mail. The proxy materials are also available on the Internet and can be accessed at www.bankunited.com.

Who will count the votes?

American Stock Transfer & Trust Company, our transfer agent, will tabulate the votes for the Annual Meeting using an automated system.

How is a Quorum determined?

The presence of a quorum at the Annual Meeting will be necessary for action on any proposal. The presence, in person or by proxy, of shares representing at least a majority of the votes entitled to be cast at the Annual Meeting is necessary to constitute a quorum for the transaction of business at the meeting.

Abstentions and broker non-votes are included in the calculation of the number of votes represented at the Annual Meeting for purposes of determining whether a quorum has been achieved. In the event there are not sufficient represented shares for a quorum, the Annual Meeting may be adjourned from time to time until a quorum is obtained.

What is the vote required for approval?

Under applicable Florida law and the provisions of our Articles of Incorporation and Bylaws, the directors nominated for election to the Board, as described under Proposal One, “Election of Directors,” must each be elected by the affirmative vote of a plurality of the votes cast by the shares present in person or by proxy at the Annual Meeting and entitled to vote. Votes withheld for one or more nominees for director and broker non-votes will not be considered affirmative votes for this purpose.

Who is making this solicitation?

The solicitation of proxies is being made by and on behalf of the Company. We will bear all the costs of preparing, printing and mailing the materials in connection with this solicitation of proxies. Our directors, officers and regular employees may solicit proxies personally or by U.S. mail, telephone or facsimile. Such persons will receive no additional compensation for performing such activities. We will reimburse persons holding our stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks and other fiduciaries, for the expense of forwarding solicitation materials to their principals.

PROPOSAL ONE

ELECTION OF DIRECTORS

Pursuant to our Bylaws, the term of each class of directors is three years, with the term of one class expiring at each annual meeting of stockholders. Our Board of Directors may elect a new director to the Board during any fiscal year, but that director may serve only until the next annual meeting of stockholders, at which time he or she must be elected by the stockholders in order to continue to serve on the Board.

At the Annual Meeting, the term of the four directors currently serving in Class III will expire. The Corporate Governance and Nominating Committee of the Board of Directors has nominated three of these directors, Allen M. Bernkrant, Alfred R. Camner and Neil H. Messinger for re-election in Class III to a new term ending 2011 and has also nominated Dr. Albert E. Smith, whose Class III term will expire at the Annual Meeting, to serve in Class II with a term ending in 2010. Each of these nominees was elected by stockholders at previous annual meetings. Our Board has ratified each of these nominations. We have provided information about each nominee for director and each continuing director on the following pages.

Under applicable Florida law, our Articles of Incorporation, as amended, and the Bylaws, as amended, the directors nominated for election to the Board must each be elected by the affirmative vote of a plurality of the votes cast by the shares present in person or by proxy at the Annual Meeting and entitled to vote. Votes withheld for one or more nominees for director and broker non-votes will not be considered affirmative votes for this purpose.

We will count for voting each properly executed proxy, unless the proxy card is marked to indicate that authorization is expressly withheld as to one or more nominees. Each of the nominees has consented to being named as a nominee in this Proxy Statement and to serve if elected. If any nominee, however, becomes unavailable for any reason, or if a vacancy occurs before the election (which event is not now anticipated), the shares as to which a proxy is granted will be voted, at the discretion of the proxies, for substitute nominees named by the Board.

The following tables describe the periods during which each nominee and continuing director has served as a director with us or BankUnited, FSB (“BankUnited”), our wholly-owned subsidiary. The table also describes the positions and offices, if any, of the director or the nominee with us and BankUnited, and his or her principal occupation or employment for the past five years or more.

Name, Age, Principal Occupation, Directorships and Business Experience	Director Since	If elected, Term as a Director Expires
The person nominated as a Class II director is:

Dr. Albert E. Smith: Age 75	2003	2010

Director of the Company and BankUnited (October 2003 to present); President Emeritus, Florida Memorial University (2006 to 2007); President, Florida Memorial University (1993 to 2006); President, South Carolina State College (1986 to 1993); Member of the Orange Bowl Committee (1997 to 2006); Director of the Greater Miami Chamber of Commerce (1997 to 2006); Vice Chair, Miami-Dade County Social and Economic Development Council (2001 to 2006); The College Fund/UNCF, Executive Committee (2002 to 2006), Agenda Committee (1998 to 2006), and Institutional Directors Committee (1997 to 2002).

The persons nominated as Class III directors are:

Allen M. Bernkrant: Age 77	1985	2011
Director of the Company (1993 to present) and BankUnited (1985 to present); Private investor in Miami, Florida (1990 to present).

Alfred R. Camner (1): Age 63	1984	2011

Chairman of the Board and Chief Executive Officer (1993 to present), President (1993 to 1998, 2001 to 2002) and Chief Operating Officer (2001 to 2002) of the Company; Director, Chairman of the Board and Chief Executive Officer (1984 to present), President (1984 to 1993, 1994 to 1998, 2001 to 2002), and Chief Operating Officer (2001 to 2002) of BankUnited; Senior Managing Director (1996 to present) of Camner, Lipsitz and Poller, Professional Association, attorneys-at-law; General Counsel to CSF Holdings, Inc. and its subsidiary, Citizens Federal Bank (1973 to 1996); Director, Executive Committee member, Loan America Financial Corporation (1985 to 1994); University of Miami Board of Trustees (2006 to present).

Neil H. Messinger: Age 69	1996	2011

Director of the Company and BankUnited (1996 to present); Chairman Emeritus of Radiology Associates of South Florida, P.A. (2005 to present); Chief Radiologist of Baptist Hospital of Miami (1986 to 2005), South Miami Hospital (1997 to 2005) and Homestead Hospital (1995 to 2005); Director of Outpatient Imaging Health Services (2005 to present); Voluntary Professor of Radiology, University of Miami School of Medicine (1986 to present).

(1)	Alfred R. Camner is the father of Lauren R. Camner, who is a director on our Board and a director of BankUnited. Mr. Camner is Chairman of our Board and the Board of BankUnited and our Chief Executive Officer and Chief Executive Officer of BankUnited.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF THE NOMINEES FOR ELECTION AS DIRECTORS.

Information About the Continuing Members of the Board of Directors

Name, Age, Principal Occupation, Directorships and Business Experience	Director Since	Term Expires
The Current Class I directors are:

Tod Aronovitz: Age 57	2004	2009

Director of the Company and BankUnited (August 2004 to present); Senior Shareholder, Aronovitz Jaffe (1988 to present); President, The Florida Bar (2002 to 2003); Member, Board of Trustees of Florida Supreme Court Historical Society (2002 to present); Member, House of Delegates American Bar Association (2002 to 2004); Member, Board of Directors, Florida Bar Foundation (2001 to 2004); Member, Florida Bar’s Board of Governors (1996 to 2001).

Marc D. Jacobson: Age 65	1984	2009

Director (1993 to present) and Secretary (1993 to 1997) of the Company; Director (1984 to present) and Secretary (1985 to 1996) of BankUnited; Senior Vice President of HBA Insurance Group, Inc., and its predecessor, Head-Beckham Insurance Agency, Inc. (1990 to present).

Hardy C. Katz: Age 66	2002	2009

Director of the Company and BankUnited (March 2002 to present); Managing Partner, Showproco LLC, a trade show management firm (2006 to present); Vice President of Communications and Show Management, Inc., a trade show and management company, and Industry Publishers, Inc., a publishing company (1972 to present); Managing Partner, BiZBashFla, LLC, a publishing company (2003 to present); Board member of Spectrum Programs, Inc. (1987 to present).

Ramiro A. Ortiz: Age 57	2002	2009

Director, President and Chief Operating Officer of the Company and BankUnited (August 2002 to present); Chairman and Chief Executive Officer (July 2002 to August 2002), President (1996 to August 2002), and Executive Vice President of Community Banking (1987 to 1996) of SunTrust Bank, Miami; Chairman of the Greater Miami Chamber of Commerce (2001 to 2002); Campaign Co-Chair of the United Way of Miami-Dade County (1999).

The current Class II directors are:

Lawrence H. Blum: Age 64	1984	2010

Director and Vice Chairman of the Board of the Company (1993 to present) and BankUnited (1984 to present); Secretary of the Company and BankUnited (September 2002 to present); Managing Director (1992 to present) and Partner (1972 to present) of Rachlin Cohen & Holtz LLP, certified public accountants and consultants.

Lauren R. Camner: (1): Age 33	2004	2010

Director of the Company (August 2004 to present) and BankUnited (May 2004 to present); Senior Vice President, Customer Integrated Solutions Group (February 2007 to present), Senior Vice President, Alternative Delivery Channels (2006 to present); Senior Vice President, Investor Relations (2004 to 2006); Corporate Communications Officer (2002 to 2006); Vice President, Investors Relations (January 2004 to November 2004); Vice President, Website Manager (January 2000 to November 2004); and Marketing Specialist (January 1999 to January 2000). Board Member of Switchboard of Miami (2005 to present); Board Member of the I Have a Dream Foundation (Miami) (2004 to present); Member of the President’s Council of the University of Miami (2006 to present).

Bradley S. Weiss: Age 47	2006	2010

Director of the Company and BankUnited (May 2006 to present), President and Chief Executive Officer, The Mortgage House (1997 to present); President and Chief Executive Officer, Primary Title Services (1997 to present); President and Chief Executive Officer, JMA Group, Inc., a licensed real estate firm that provides commercial management and leasing services (1997 to present); President and Chief Executive Officer, CSW Associates, Inc., a real estate management company (1990 to 1997); President and Chief Executive Officer, TRJ Capital Management Corp., a real estate consulting firm specializing in loan workouts (1987 to 1990); Arthur Andersen & Company, accountant (1982 to 1987).

(1)	Alfred R. Camner is the father of Lauren R. Camner, who is a director of our Board and a director of BankUnited.

BOARD COMMITTEE MEMBERSHIPS AND MEETING

The Board of Directors

Our Board of Directors held five regular meetings during the fiscal year ended September 30, 2007 (“fiscal 2007”). Each director attended 75% or more of the total number of meetings of the Board of Directors and committees on which he or she served. Directors are encouraged to attend, and all eleven directors then serving attended the 2007 Annual Meeting of Stockholders which was held on January 23, 2007 (the “2007 Annual Meeting”).

Standing Committees

The Board of Directors has established four standing committees: an Executive Committee, an Audit Committee, a Compensation Committee and the Corporate Governance and Nominating Committee.

Executive Committee

The Executive Committee is authorized to exercise the powers of the Board of Directors between regular meetings of the Board, to the extent permitted under applicable laws and rules. Alfred R. Camner, Lawrence H. Blum and Dr. Neil H. Messinger serve on the Executive Committee of the Company’s Board of Directors. The Executive Committee does not have a formal charter. During fiscal 2007, the Executive Committee did not hold any formal meetings and conducted all business presented to it by written consent.

Audit Committee

The Audit Committee’s responsibility is to monitor and oversee management’s functions with regard to our internal controls and the financial reporting process, the performance by the independent registered public accounting firm of an independent audit of our consolidated financial statements and the issuance by such firm of a report on its audit. The Audit Committee held 12 formal meetings in fiscal 2007 and conferred on a regular basis to review interim audit reports.

The Audit Committee consists of Allen M. Bernkrant (Chair), Hardy C. Katz and Bradley S. Weiss. These directors will continue as Audit Committee members after this Annual Meeting. The current members of the Audit Committee are not officers or employees with us or our subsidiaries, and do not have a relationship which, in the opinion of our Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board of Directors has also determined that each member of the Audit Committee is “independent” as defined by the listing standards of the NASDAQ Global Select Market (“NASDAQ”) listing standards. Bradley S. Weiss qualifies as an “audit committee financial expert,” as defined under the rules of the SEC. The specific responsibilities and functions of the Audit Committee are delineated in the Audit Committee Charter, which was amended and restated in November 2005 and included as an exhibit to the Proxy Statement for our 2007 Annual Meeting. The Audit Committee Charter is reviewed annually and updated as necessary to reflect changes in regulatory requirements, authoritative guidance and evolving practices. The charter of the Audit Committee has been posted and is available on our internet website located at www.bankunited.com.

Compensation Committee

The Compensation Committee determines and approves the compensation of our executive officers, including the Chief Executive Officer (“CEO”), and establishes policies that govern executive compensation. The members of the Compensation Committee are Hardy C. Katz (Chair), Dr. Neil H. Messinger and Allen M. Bernkrant. The Compensation Committee held 10 formal meetings in fiscal 2007. The specific responsibilities and functions of the Compensation Committee are delineated in the Compensation Committee Charter which was adopted in October 2003 and included as an exhibit to our Proxy Statement for the 2004 Annual Meeting of the Shareholders (the “2004 Proxy Statement”). The Compensation Committee Charter is reviewed annually and updated as necessary to reflect changes in regulatory requirements, authoritative guidance and evolving practices. The charter of the Compensation Committee has been posted and is available on our internet website located at www.bankunited.com.

Compensation Committee Interlocks and Insider Participation

All members of the Compensation Committee during fiscal 2007 were independent directors under the NASDAQ listing standards. None of the directors has ever served as an officer or employee with us or any of our subsidiaries.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee was established by the Board in September 2003. The primary responsibilities of this committee are to consider candidates for membership on the Board of Directors and evaluate corporate policies relating to the recruitment of Board members; review and make recommendations to the Board regarding the Board’s composition and structure; identify and nominate qualified individuals to become Board members; and develop, implement and monitor policies and procedures regarding principles of corporate governance. The charter of the Corporate Governance and Nominating Committee has been posted and is available on our internet website located at www.bankunited.com.

The Corporate Governance and Nominating Committee consists of Dr. Neil H. Messinger (Chair), Allen M. Bernkrant Tod Aronovitz and Bradley S. Weiss. Each director is deemed “independent” by the Board under the NASDAQ listing standards. The committee held one formal meeting in fiscal 2007.

The Corporate Governance and Nominating Committee recommended the nominees for election as directors and the Board of Directors approved and ratified those recommendations.

CORPORATE GOVERNANCE

Directors’ Independence

Our Board of Directors has determined that a majority of the members are independent under applicable laws and regulations including the NASDAQ listing standards, and that each is free of any relationship that would interfere with his exercise of independent judgment: Tod Aronovitz, Allen M. Bernkrant, Hardy C. Katz, Dr. Neil H. Messinger, Dr. Albert E. Smith and Bradley S. Weiss.

Our Board of Directors has determined that each member of the Corporate Governance and Nominating Committee is ‘independent’ as defined under the NASDAQ standards for independent directors.

Stock Ownership Guidelines

The Board of Directors has established stock ownership guidelines for its members to ensure that directors’ interests are closely aligned with those of our stockholders. The guidelines require directors who have served on the Board of Directors for at least two years to own shares of our Class A Common Stock, Class B Common Stock or Series B Preferred Stock with a fair market value of at least $50,000. Each director to whom this requirement applies must achieve compliance no later than the fourth anniversary of the annual stockholders’ meeting at which the director is elected for the first time, except that directors serving at the time these guidelines were adopted in October 2004 shall not be subject to the guidelines until the next annual meeting of stockholders at which such director is re-elected, and compliance with the requirement shall be required by the second anniversary of the directors re-election. Shares of stock acquired upon the exercise of stock options granted to a director as well as shares of restricted stock held by a director are counted towards satisfaction of the stock ownership guidelines. These stock ownership guidelines, however, are not applied to directors who are retired from their primary employment and who served in such employment as members of eleemosynary, educational or other similar community, governmental or public service institutions. Our Board of Directors will evaluate the stock ownership guidelines on an ongoing basis.

Code of Ethics and Code of Conduct

Our Board of Directors has adopted a Code of Ethics that applies to our CEO and senior financial officers, and a Code of Conduct that applies to our employees and directors. Copies of both codes are posted and available at www.bankunited.com, in the ‘Corporate Governance’ section.

Non-Management Directors’ Meetings

The non-management directors meet independently in executive sessions, usually on the same days as the regularly scheduled meeting of the Board of Directors. Dr. Neil Messinger currently serves as the lead independent director.

Consultants

The Compensation Committee has the authority to retain independent compensation firms to advise it on executive and Board compensation matters. The Compensation Committee has not engaged any consultant for fiscal 2007 to advise us with respect to executive compensation matters.

Communications with the Board of Directors

Stockholder communications with the Board should be made in accordance with the Procedures for Stockholder Communications which are posted on our internet website at www.bankunited.com. Communications to the directors must be in writing and sent care of the Corporate Secretary to our principal headquarters, 255 Alhambra Circle, Penthouse, Coral Gables, Florida 33134. The Corporate Governance and Nominating Committee has designated the Corporate Secretary or any Assistant Secretary to assume the responsibility for receipt and processing of communications to directors and determine whether (i) the communication satisfies the procedural requirements for submission and (ii) the substance of the communication is appropriate. The following communications will not be delivered to the directors: (i) communications regarding individual grievances or other interests that are personal to the party submitting the communication that could not reasonably be construed to be of concern to our stockholders generally or other constituencies; (ii) communications that advocate us engaging in illegal activities; (iii) communications which under community standards or other generally accepted norms of social behavior, contain offensive, scurrilous or abusive content; and (iv) communications that have no rational relevance to our business or operations.

Submission of Stockholder Recommendations for Nominations

The Corporate Governance and Nominating Committee identifies and evaluates possible candidates for the Board of Directors by recommendations from other committee and Board members, senior management and stockholders. It is our policy to consider recommendations for the nomination of directors by eligible stockholders in accordance with the conditions described below. If an eligible stockholder would like to recommend a person for the Corporate Governance and Nominating Committee to consider as a nominee for election to the Board, he or she may submit the recommendation to our Corporate Secretary in compliance with the procedures for stockholder nominations described in the Policy on Stockholder Recommendation of Candidates for Election as Directors, which is posted on our internet website at www.bankunited.com in the ‘Corporate Governance’ section.

Stockholders should be aware that it is our general policy to re-nominate qualified incumbent directors, and that, absent special circumstances, the Corporate Governance and Nominating Committee will not consider other candidates when a qualified incumbent consents to stand for re-election. In order for the recommendation of a stockholder, or group of stockholders, to be considered by the committee, the recommending stockholder or group of stockholders must have held at least 10,000 shares of our Class A Common Stock or a number of shares of Class B Common Stock or Series B Preferred Stock convertible into at least 10,000 shares of Class A Common Stock for at least one year as of the date the recommendation was made.

An eligible stockholder wishing to recommend a prospective nominee for consideration by the Corporate Governance and Nominating Committee should send a notice to BankUnited Financial Corporation, Attention: Corporate Governance and Nominating Committee c/o Corporate Secretary, 255 Alhambra Circle, Penthouse, Coral Gables, Florida 33134. To be considered timely, the notice of recommendation must be made in writing and received by the Corporate Secretary not later than 120 calendar days prior to the first anniversary of the prior annual meeting of the stockholders. The notice must be made in compliance with the Policy on Stockholder Recommendation of Candidates for Election as Directors and contain, among other things: (i) the name and address, as they appear in the Company’s books, of the stockholder giving the notice, (ii) the class and number of shares of the Company that are beneficially owned by the stockholder and whether the stockholder has a good faith intention to continue to hold the shares, (iii) a statement indicating the nominee is willing to be nominated and to serve as a director if elected, and (iv) any other information regarding the candidate that the SEC would require to be included in a proxy statement.

The Corporate Governance and Nominating Committee seeks individuals who, among other things, have, in the committee’s opinion, a reputation for personal and professional integrity, a demonstrated ability, business understanding and judgment that would be beneficial to the Board, and who would be, in the committee’s opinion, effective, in conjunction with the other directors and nominees to the Board, in exercising sound judgment and discharging the fiduciary duties owed as a director to us and our stockholders, and in fairly and equally serving the long term interests of all of the stockholders. Candidates must have demonstrated achievement in one or more of the following fields: banking, business, professional, government, community, science, education or other endeavors deemed praiseworthy by the committee. The committee will also consider whether the proposed candidate will have the time to serve, and the requirements of applicable laws and regulations.

DIRECTOR COMPENSATION

For fiscal 2007, each director who served on our Board, other than Mr. Ortiz, received a $33,500 annual cash retainer. Except for Messrs. Camner and Ortiz, each director also received restricted stock with a dollar value of $23,000.

During fiscal 2007, each director other than Mr. Camner and Mr. Ortiz who was a member of a Board committee, received an annual cash retainer and an annual dollar value of restricted stock, which payments were in addition to the fiscal 2007 cash retainer and restricted stock described above.

For fiscal 2007, each member of the Audit Committee received $22,000 cash and $5,000 in restricted stock and the Chair of the Audit Committee received an additional $4,000 cash retainer. Each member of the Compensation Committee received $16,000 cash and $5,000 in restricted stock and the Chair of the Compensation Committee received an additional $4,000 cash retainer. On August 14, 2007, the Board of Directors increased the amount of annual cash compensation to be paid to members of the Audit Committee. Beginning on that date each member of the Audit Committee, other than the Chairman, will receive an annual cash retainer of $32,000, and the Chairman of the Audit Committee will receive an annual cash retainer of $37,000. In addition, effective August 14, 2007 the Chairman of the Compensation Committee will receive an increased annual cash retainer of $21,000. For fiscal 2007, each member of the Nominating Committee received $8,000 cash and $2,000 in restricted stock and each member of the Executive Committee receive $10,000 cash and $700 in restricted stock.

The table below presents the compensation for the directors, except for Messrs. Camner and Ortiz who are officers of the Company and whose compensation is disclosed in the Summary Compensation Table.

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Option Awards ($)	All Other Compensation	Total
Lawrence H. Blum (3)(4)	$52,750	$12,454	—	$311,425	$376,628
Allen M. Bernkrant (5)	$86,949	$17,020	—	—	$103,969
Marc D. Jacobson (6)	$52,250	$13,233	—	—	$65,483
Neil H. Messinger (7)	$67,000	$8,703	—	—	$75,703
Hardy C. Katz (8)	$78,949	$16,029	—	—	$94,978
Albert E. Smith (9)	$43,250	$11,779	—	—	$55,029
Tod Aronovitz (10)	$45,750	$11,278	—	—	$57,026
Lauren R. Camner (3)(11)	$63,409	$12,754	—	$213,265	$289,428
Bradley S. Weiss (12)	$82,938	$14,467	—	—	$97,405
Sharon Brown (13)	$17,750	$24,362	—	—	$42,112

(1)	The dollar amount of all fees earned for services as a director includes committee and chair fees.
(2)	For awards of stock and options, the dollar amount recognized for financial statement reporting purposes with respect to fiscal year 2007 in accordance with the Statement of Financial Accounting Standards No. 123R (“SFAS 123R”).
(3)	In addition to fees earned as director, Mr. Blum and Ms. Lauren Camner receive other compensation related to their duties as officers of the Company.
(4)	Mr. Blum owned 18,339 restricted shares of our Class A Common Stock on September 30, 2007. For fiscal year 2007, Mr. Blum was granted 250 restricted shares on December 14, 2006, 313 restricted shares on March 14, 2007, 302 restricted shares on June 14, 2007, 403 restricted shares on September 14, 2007, of our Class A Common Stock with respective fair values of $6,695, $6,683, $6,674 and $6,678.
(5)

Mr. Bernkrant owned 3,027 restricted shares of our Class A Common Stock on September 30, 2007. For fiscal year 2007, Mr. Bernkrant was granted 336 restricted shares on December 14, 2006, 421 restricted shares on March 14, 2007, 408 restricted shares on June 14, 2007, and 543 restricted shares on September 14, 2007, of our Class A Common Stock with respective fair values of $8,988, $8,998, $9,017 and $8,998.

(6)	Mr. Jacobson owned 2,354 restricted shares of our Class A Common Stock on September 30, 2007. For fiscal 2007, Mr. Jacobson was granted 261 restricted shares on December 14, 2006, 328 restricted shares on March 14, 2007, 316 restricted shares on June 14, 2007, and 423 restricted shares on September 14, 2007, of our Class A Common Stock with respective fair values of $6,990, $7,003, $6,984 and $7,009.
(7)	Dr. Messinger owned 2,069 restricted shares of our Class A Common Stock on September 30, 2007. For fiscal year 2007, Dr. Messinger was granted 286 restricted shares on December 14, 2006, 359 restricted shares on March 14, 2007, 347 restricted shares on June 14, 2007, and 464 restricted shares on September 14, 2007, of our Class A Common Stock with respective fair values of $7,659, $7,665, $7,669 and $7,688.
(8)	Mr. Katz owned 2,858 restricted shares of our Class A Common Stock on September 30, 2007. For fiscal year 2007, Mr. Katz was granted 317 restricted shares on December 14, 2006, 398 restricted shares on March 14, 2007, 384 restricted shares on June 14, 2007, and 513 restricted shares on September 14, 2007, of our Class A Common Stock with respective fair values of $8,489, $8,497, $8,486 and $8,500.
(9)	Dr. Smith owned 2,102 restricted shares of our Class A Common Stock on September 30, 2007. For fiscal year 2007, Dr. Smith was granted 233 restricted shares on December 14, 2006, 293 restricted shares on March 14, 2007, 282 restricted shares on June 14, 2007 and 378 restricted shares on September 14, 2007, of our Class A Common Stock with respective fair values of $6,240, $6,256, $6,232 and $6,263.
(10)	Mr. Aronovitz owned 2,018 restricted shares of our Class A Common Stock on September 30, 2007. For fiscal year 2007, Mr. Aronovitz was granted 224 restricted shares on December 14, 2006, 281 restricted shares on March 14, 2007, 272 restricted shares on June 14 2007, and 362 shares on September 14, 2007, of our Class A Common Stock with respective fair values of $5,999, $5,999, $6,011 and $5,999.
(11)	Ms. Lauren Camner owned 12,027 restricted shares of our Class A Common Stock on September 30, 2007. For fiscal year 2007, Ms. Lauren Camner was granted 243 restricted shares on December 14, 2006, 363 restricted shares on March 14, 2007, 351 restricted shares on June 14, 2007, 468 restricted shares on September 14, 2007, of our Class A Common Stock with respective fair values of $6,508, $7,750, $7,757 and $7,755.
(12)	Mr. Weiss owned 2,581 restricted shares of our Class A Common Stock on September 30, 2007. For fiscal year 2007, Mr. Weiss was granted 280 restricted shares on December 14, 2006, 410 restricted shares on March 14, 2007, 396 restricted shares on June 14, 2007, and 528 restricted shares on September 14, 2007, of our Class A Common Stock with respective fair values of $7,498, $8,754, $8,752 and $8,749.
(13)	Ms. Brown retired as a director on January 22, 2007. Reported compensation reflects amounts earned or accrued for fiscal 2007 through her retirement date.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The following discussion and analysis addresses executive compensation practices relating to our fiscal year ended September 30, 2007. This compensation discussion focuses on our principal executive officer, our financial officer, and the three other executive officers who were most highly-compensated in fiscal 2007. The performance of each of the named executive officers (each an “NEO”) has the potential to impact both our short-term and long-term profitability, and we place significant importance on the design and administration of our compensation program.

The Compensation Committee (the “Committee”) determines the compensation of each NEO, including the Chief Executive Officer (“CEO”). The Committee reviews and approves the structure of the compensation program, including corporate goals and objectives relevant to the compensation of the executive officers.

Compensation Objectives

Our executive compensation objectives are to attract, retain, motivate and reward talented and experienced executive officers and align management’s interests with the interests of our stockholders. Compensation of our executive officers is designed to reward achievement of the goals that management identifies as critical to successful execution of our business plan and strategies. Our approach is not formulaic, and we consider a wide array of both quantitative and qualitative factors.

Elements of Compensation and Compensation Levels

The principal components of each executive officer’s fiscal 2007 compensation were:

•	base salary;

•	short-term incentive compensation in the form of cash bonuses;

•	long-term equity incentive compensation in the form of stock options and restricted stock;

•	benefits;

•	perquisites; and

•	for the Executive Vice President, Residential Lending, incentive fees on loan production, consistent with industry practices for compensating such officers.

We do not use a formula to allocate fixed percentages between these elements, but seek to emphasize pay based on performance as a significant part of total compensation. For NEOs other than the President and Chief Operating Officer (“COO”) and the CEO, cash bonuses were discretionary, but informed by results for shared and individual performance goals. These cash bonuses represent approximately 33%, 26% and 27% of total fiscal 2007 cash compensation for Messrs. Lopez, Green and Iglesias. For the COO, approximately 45% of fiscal 2007 cash compensation, as well as the restricted stock awards granted to him, were structured to require the achievement of pre-set performance goals. For the CEO, approximately 85% of fiscal 2007 cash compensation, as well as the restricted stock awards granted to him, were structured to require achievement of pre-set performance goals. Incentive compensation for all executive officers was weighted more heavily toward equity-based long-term compensation than to cash, to strengthen the commitment of our executive officers to us and to our stockholders. Approximately 34%, 17%, 20%, 38%, and 38% of total fiscal 2007 compensation for Messrs. Lopez, Iglesias, Green, Ortiz and Camner, respectively, including the SFAS 123R value of options and restricted stock granted during fiscal 2007, consisted of equity-based compensation.

The Committee has not established a specific peer group or benchmark of executive compensation levels, but reviews information regarding executive compensation and company performance at numerous banks and thrifts. These banks and thrifts may be used as references due to their similar business model, size, region or history. As we do for other aspects of our banking operations, we also review information for banks and thrifts which we view as industry leaders because their practices may be instructive to our growth and development. Although we do not target executive compensation to any peer group median, we strive to provide a compensation package that is competitive in the market and rewards each executive’s performance.

We consider the tax consequences of our compensation programs and structure the COO’s and CEO’s cash bonus compensation to meet the requirements for deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, as amended (the “Code”).

Our compensation decisions are based, to a large extent, on the terms of employment agreements we entered into with the NEOs. During fiscal 2007 all NEOs had employment or change of control agreements with us or BankUnited. For Messrs. Lopez and Green, these agreements, originally executed in December 2004 and November 2005, respectively, provided for an initial annual salary which could be reviewed and increased by the Committee each year. Mr. Green’s agreement also provided for incentive fees to be calculated as a percentage of total wholesale and retail residential loan production. Both agreements also provided that the executive could receive a performance-based annual bonus, cash or stock-based compensation under our incentive compensation plans, and the standard benefits available to executives, under our benefit plans. Mr. Green’s employment agreement expired, without renewal, on November 2, 2007. On December 3, 2007, we and BankUnited entered into amended and restated employment agreements with Mr. Lopez, whose then existing agreements were scheduled to expire in December 2007. On November 29, 2007, BankUnited also entered into an employment agreement with Mr. Iglesias. Mr. Lopez’s and Mr. Iglesias’ new agreements contain substantially the same provisions for salary, performance-based annual bonus, incentive compensation and benefits as described above.

On July 28, 2006, we and BankUnited entered into amended and restated employment agreements with Mr. Ortiz. Mr. Ortiz’s employment agreements provided for an initial salary of $650,000, subject to annual review and increase by the Committee. Mr. Ortiz may receive bonus amounts, and is entitled to receive the standard benefits available to executives under our benefit plans, an automobile allowance, country club initiation fees and dues. Pursuant to the employment agreements, we are also required to maintain a five-year term life insurance policy for two and one-half million dollars, payable to a beneficiary designated by Mr. Ortiz.

On July 28, 2006, we and BankUnited entered into the third amended and restated employment agreements with Mr. Camner. Mr. Camner had originally entered into employment agreements with us and BankUnited on November 14, 1997. Mr. Camner’s third amended and restated employment agreements with us initially provides for an annual salary of $475,000, and the opportunity to earn short-term performance bonuses of up to $1,300,000 per fiscal year if pre-established short-term performance goals are met. Mr. Camner’s salary and short-term bonus opportunity may be increased from time to time upon the Committee’s review, and Mr. Camner’s total short-term bonus opportunity for fiscal 2007 was $1,400,000. In addition, Mr. Camner’s employment agreements provide that he may receive other cash or stock-based compensation and perquisites in such amounts, or having such value, as determined by the Committee from time to time. The employment agreements also provide that we pay for life insurance policies on Mr. Camner’s life in the face amount of at least six million dollars. Mr. Camner’s estate or designee is the beneficiary of the policies. Mr. Camner is entitled to participate in and receive benefits under our benefit plans covering similar executives.

The principal components of the executive compensation package are described below.

Base Salary

The salary we pay to most of our executive officers is intended to set a base level of income which takes into account the executive officer’s experience, responsibilities and qualifications, contributions to our performance, competitive factors, tenure with us, industry practices and regulatory guidelines. The performance and salaries of executive officers other than the COO and the CEO were reviewed by the Human Resources

Division, the COO, the CEO and the Committee in the first quarter of fiscal 2007. The salary review included consideration of individual performance, competitive and industry information, the individual’s existing employment agreement and regulatory guidelines. The responsibilities and the challenges facing each executive, based on our plans and goals, were also considered. After consideration of the recommendations submitted by management, the Committee approved salary increases for executive officers other than the COO and CEO of approximately 4% to 19%. The salary of the Senior Executive Vice President and Chief Financial Officer (“CFO”), the Senior Executive Vice President, Commercial Banking, and the Executive Vice President, Residential Lending, were increased by approximately 7%, 5% and 8%, respectively. These salary increases were intended as annual merit increases and were effective for the latter three quarters of the fiscal year. Neither the COO nor the CEO received a salary increase during fiscal 2007. Unlike the other NEOs, and pursuant to the terms of his employment agreement with us, during fiscal 2007 the CEO’s base level of income was structured to include a lower salary component and the opportunity to earn quarterly cash compensation based on the achievement of performance goals set for each fiscal quarter.

Cash Bonuses

We awarded cash bonuses for fiscal 2007 under the 2007 Stock Award and Incentive Plan (the “2007 Plan”) based upon the achievement of performance goals. All executive officers, including the NEOs, were eligible to earn a performance-based cash bonus for fiscal 2007. As a part of his base level of income, the CEO also had the opportunity to earn a performance-based cash bonus for each quarter of fiscal 2007.

The annual cash bonuses awarded under the 2007 Plan to the NEOs other than the COO and CEO were determined in the discretion of the COO, the CEO and the Committee based upon an assessment of the results of shared and individual performance goals set for the fiscal year and consideration of other quantitative and qualitative factors. In January 2007, the maximum annual cash bonus opportunity for executive officers other than the COO and CEO was set at approximately 40% of base salary. Up to 50% of this target was achievable through the accomplishment of shared goals for net income. The other 50% of this target could be achieved through the accomplishment of individual goals critical to each executive’s division. The Committee retained discretion to determine the amount of the bonus to be paid and to pay any portion of the bonus in the form of non-cash compensation. The goals consisted of those performance measures which the COO, the CEO and the Committee believed would contribute to both stockholder value and the strength and growth of the banking franchise, and were based on our confidential, integrated business plan and budget for fiscal 2007. As a result, each executive provided input to the process of setting goals through the determination of our fiscal 2007 plan and budget and through the identification of the executive’s key objectives for the year. The performance goals for officers at each level of the organization, including the NEOs, depended upon the achievement of goals and objectives set for individual employees and teams within the areas of each officer’s responsibility. The individual goals for the Executive Vice President, Corporate and Commercial Banking, consisted of targets for efficiency ratio, return on equity, revenue, commercial loan production, deposit growth, customer growth and credit quality. The individual goals for the Executive Vice President, Residential Lending, consisted of targets for loan production, cost targets, credit quality and portfolio management. The individual goals for the CFO consisted of targets for strategic planning, budget compliance, cost containment, accounting/Sarbanes Oxley oversight, regulatory compliance and capital resources management. All of the goals were set at levels which were at the time deemed substantially uncertain of achievement. This uncertainty ranged from having a reasonable possibility of achievement, depending upon market and industry conditions, to requiring exceptional execution and economic conditions for achievement.

In December 2006, the Committee determined the maximum annual cash bonus opportunity that could be earned by the COO for fiscal 2007 and established performance goals and awards corresponding to various levels of achievement of the goals for the fiscal year. The goals were based on our confidential, integrated business plan and budget, and consisted of specific performance measures for the COO identified by the CEO and the Committee as critical to our overall performance across divisions. If achieved, that accomplishment would be expected to increase stockholder and franchise value. The performance goals consisted of targets for diluted earnings per share, net income, non-interest bearing deposits, core deposits, loan production, loan balances, loan sales, credit quality, efficiency ratio, book value per common share and growth in branch offices. The goals also included requirements for internal controls, compliance with Community Reinvestment Act requirements and regulatory ratings on information technology examinations. All of the goals were set at levels which were deemed challenging and substantially uncertain of achievement particularly in market and industry conditions were to deteriorate during the fiscal year. The COO was eligible to earn up to $700,000 for fiscal 2007, depending upon the level of achievement of the goals.

In December 2006, the Committee determined the maximum annual cash bonus opportunity that could be earned by the CEO for fiscal 2007 and established performance goals and awards corresponding to various levels of achievement for the fiscal year. These goals also were based on our confidential integrated business plan and budget, and were consistent with those set for the COO as critical to stockholder value and our overall strength and value as a banking institution. The performance goals consisted of targets for diluted earnings per share, net income, non-interest bearing deposits, core deposits, total deposits, total assets, loan production, loan sales, loan balances, credit quality, efficiency ratio, book value per common share and the number of branches to be opened for fiscal 2007. All of the goals were set at levels which were deemed challenging and substantially uncertain of achievement, particularly if market and industry conditions were to deteriorate during the fiscal year. The CEO was eligible to earn up to $1,700,000 for fiscal 2007, depending upon the level of achievement of the goals.

In setting the COO’s and CEO’s performance goals for fiscal 2007 and the amount of cash bonus that could be earned for different levels of achievement, the Committee considered our planned fiscal 2007 budget, the goals which had been set for the COO and CEO to earn bonuses for fiscal 2006 and financial data on our results of operations and financial condition for fiscal 2006. The Committee also reviewed information on the COO’s and CEO’s estimated fiscal 2006 and fiscal 2007 compensation and considered OTS regulatory guidelines. The maximum annual bonus opportunity for each of the COO and CEO were increased by approximately 20% and 40% respectively, and were believed to require exceptional performance and favorable economic condition in order to be earned. The performance goals for the COO and the CEO were subject to adjustment to exclude any impact resulting from acts or events outside the executive’s reasonable control and without our fault or negligence, such as acts of nature, terrorisms or similar occurrences. Adjustments could also be made to exclude the impact of accounting, legal or regulatory changes, unusual or generally non-recurring events, restructuring issuances of securities, recapitalizations, calls or redemptions of securities that were not assumed at the time the goals were set. The purpose of such adjustments was to exclude distortion of the intended goals by such acts or events.

In October 2007, the Committee awarded annual cash bonuses to employees throughout the organization, including the NEOs. As discussed above, the cash bonus awards to NEOs, other than the COO and CEO, were based on the subjective evaluation by the CEO, COO and the Committee of the results of the shared goals for net income and the individual goals pertaining to each executive’s division, as well as other quantitative and qualitative factors. The first level of review was performed by the Human Resources Division based on financial results for the fiscal year and the results for the individual key objectives. Recommendations compiled based on this analysis were then reviewed with the COO and CEO, and adjusted as deemed appropriate, based on their supervisory assessment of each executive’s performance. The Committee then reviewed and discussed these recommendations with the COO and CEO. Adjustments were made to reflect the COO’s, CEO’s, and Committee’s assessment of each executive officer’s performance and commitment during the fiscal year, concerns that the overall compensation level of the CFO did not adequately reflect his responsibilities and contributions, the prior year bonus and long-term incentive award grants, each executive’s estimated total compensation, our performance and the performance of the individual executive officer during fiscal 2007, the expected expense effect on us, regulatory guidelines and competitive pressures. In considering the CFO’s cash bonus, our management and the Committee also considered the CFO’s long tenure and contributions to us, and his performance of additional duties as interim principal accounting officer since the departure of our Chief Accounting Officer at the end of the second quarter of the fiscal year.

Unlike the cash bonus awards granted to the other NEOs, the amount of the awards granted to the COO and CEO were specified by the performance goals rather than determined in the discretion of the Committee. In

October 2007, the Committee evaluated those of the COO’s performance goals for which results were available and determined that goals had been achieved at a level at which the COO would earn at least a bonus of $280,000. The Committee awarded the COO a partial cash bonus of $280,000 and we have accrued another $260,000 pending confirmation of results for the remaining fiscal 2007 performance goals, such as regulatory exam and internal controls review results, which had not yet been finalized by third parties at the time of the Committee’s review. In October 2007, the Committee evaluated the CEO’s performance goals in comparison to actual results and determined that a bonus in the amount of $1,600,000 had been earned. No discretionary bonuses were granted to the COO or the CEO.

In addition to salary, the CEO was eligible to receive a performance-based cash bonus of up to $350,000 for each quarter of fiscal 2007, depending upon whether pre-determined performance goals for each quarter were achieved and the level of achievement. The performance goals for the quarterly cash bonuses were targets for total assets, total deposits, diluted earnings per share, residential and consumer loan production, loan balances, net income, total loans and credit quality for each quarter. In addition, the goals for the second and third fiscal quarters included targets for non-interest bearing deposits, the efficiency ratio and book value per common share. If the goals were not met at a sufficiently high level for a quarter, no compensation would be granted for that quarter, but could later be granted if the goals were met by the end of the fiscal year, or with respect to the fourth quarter of fiscal 2007, before the end of the 2007 calendar year. Based upon our results, the CEO earned $350,000, $350,000, $350,000 and $0 under the 2007 Plan for the first through fourth quarters of fiscal 2007. All of the goals were set at levels which were deemed challenging and substantially uncertain of achievement. The performance goals for the COO and the CEO were subject the same to adjustment, as in the discussion of the annual cash bonuses for the COO and CEO. The purpose of such adjustments was to exclude distortion of the intended goals by such acts or events.

Subsequent to the end of fiscal 2007, the Committee considered the performance goals for the CEO to earn cash compensation for the first quarter of fiscal 2008. The goals consist of measures for total assets, total deposits and total loan balances to be achieved by the end of the first fiscal quarter and measures for diluted earnings per share, residential and consumer loan production, net income and sales of real estate owned to be achieved for the fiscal quarter. The goals also include a measure for non-performing assets as a percentage of total assets to be achieved for the fiscal quarter as well as a measure for additional capital raised during the fiscal quarter. The CEO may earn up to $800,000 for the fiscal quarter, depending upon whether the goals are achieved and the level of achievement. The performance goals are subject to the same adjustment, as in the discussion of the annual cash bonuses for the COO and CEOs. The performance goals were set at levels which were deemed challenging and substantially uncertain of achievement.

In December 2007, the Committee set performance goals for the COO and CEO to earn an annual bonus for fiscal 2008. The total maximum bonus opportunity for the COO and CEO will be $700,000 and $1,700,000, respectively, the same as in fiscal 2007, subject to the Committee’s discretion to award a lesser amount of compensation. Any cash compensation deemed earned upon achievement of the goals may be granted in the form of cash and/or stock in lieu of all cash. Achievement of the goals will also be required for the COO and CEO to earn the restricted shares granted to the COO and CEO in October 2007. The performance period for both the COO and CEO begins on October 1, 2007 and ends September 30, 2008. The goals for both the COO and the CEO consist of targets for net income adjusted exclusive of extraordinary provisions for loan losses, non-interest income, total assets, non-interest bearing deposits, total core deposits, total loan balances, total commercial and commercial real estate loan average balances, residential and consumer loan production, loan sales, interest expense, capital levels, non-performing loans as a percentage of total loans and sale of real estate owned and capital resource management. The Committee’s evaluation of whether the performance goals are achieved may consider acts of God, legal or regulatory changes, unusual or generally non-recurring events not assumed at the time the goals were set. All of the goals were set at levels which were at the time deemed substantially uncertain of achievement. This uncertainty ranged from having a reasonable possibility of achievement, depending upon market and industry conditions, to requiring exceptional execution and economic conditions for achievement. The goals were based on our confidential, integrated business plan and budget.

Long-term Equity Incentive Compensation

The Committee grants all stock-based compensation awards. The Committee granted awards of equity-based compensation during fiscal 2007 under the 2007 Plan to employees throughout the Company, including the NEOs. These equity awards are designed to create a shared long-term interest between employees and stockholders and to recruit and retain talented employees. With respect to the long-term incentives, the Committee considered the likelihood that the awards would provide meaningful incentives for retention and future performance, competitive pressures and the seasoned tenure of the executive team. The Committee generally makes these grants on the dates of regularly scheduled meetings.

Stock Option and Restricted Stock Awards

Recommendations for annual stock option and restricted stock awards to be granted to executive officers other than the COO and the CEO were compiled by the Human Resources Division and considered by the COO, the CEO and the Committee at the same time and as a part of the same process as the recommendations for fiscal 2007 cash bonuses. In addition to the factors noted above, the stock option and restricted stock awards granted to executive officers other than the COO and CEO were determined by estimating a total value that would maintain approximately the same annual expense for equity compensation awards as the fiscal 2007 expense. This total value was then allocated equally between stock option and restricted stock awards, resulting in an approximate three to one ratio of stock option awards to restricted stock awards. Beyond this allocation, certain officers, including the CFO, were granted additional stock option and restricted stock awards in consideration of their responsibilities, total compensation level relative to their performance and peers, and competitive concerns. All of the stock options granted are non-qualified stock options that vest over five years and have a six year term. The stock options may terminate sooner upon termination of the holder’s employment or service with us or our subsidiaries. Subject to certain conditions, stock options which vest over time become fully vested and immediately exercisable upon the death or disability of the optionee. For Messrs. Iglesias and Green, options vest in a change of control in the event of their involuntary termination within 24 months following the change of control. The exercise price of stock option awards was determined as the closing stock price on the date of the grant. The restricted stock awards vest over a period of five years, except that those granted to the CFO vest over a period of seven years. Except in certain circumstances, shares of restricted stock subject to vesting are forfeited as to the portion remaining unvested at the date of termination if the executive’s service with us terminates prior to completion of the vesting schedule. Early vesting conditions of the restricted stock generally provide that the shares will vest fully in the event of the executive’s death, disability, retirement or early retirement (with the approval of the Committee), or in the case of Messrs. Camner, Ortiz and Lopez, in the event of change in our control. The vesting schedules are intended to encourage executive officers to make long-term commitments to us.

Equity incentive awards to the COO and the CEO are awarded differently than those granted to other executive officers. Annual stock option awards are granted to the COO and CEO at the time of Committee’s annual review of their employment agreements. At the time of such review in August 2007, the Committee granted the COO stock options under the 2007 Plan to purchase 70,000 shares of Class A Common Stock, and granted the CEO stock options under the 2007 Plan to purchase 160,000 shares of Series B Preferred Stock. The stock options granted to the COO and CEO had estimated values of approximately $237,460 and $1,042,128 on the date of grant. These values represented decreases of approximately 55% and 27% from the estimated Black-Scholes value of the options granted to the COO and CEO in fiscal 2006. In addition, the stock options were granted with terms of six years instead of ten years, in the expectation that this change would also reduce the expense of the options. The stock options are non-qualified stock options that vest over a period of five years subject to early vesting condition. Early vesting conditions provide that the shares will vest fully in the event of the executive’s death, disability, retirement or early retirement (with the approval of the Committee) and in the event of change of control.

Annual restricted stock awards to the COO and CEO are granted at the beginning of each fiscal year, as they are to other executive officers and employees. However, whereas the restricted stock awards to employees other than the COO and CEO recognize service rendered over the preceding fiscal year and require only vesting conditions based on continued service to us, the restricted stock awards granted to the COO and CEO require the achievement of performance goals over the course of the succeeding fiscal year, followed by a vesting schedule based on continued service to us. In October 2006, the Committee granted restricted stock awards to the COO and CEO under the 2007 Plan, which required the achievement of performance goals during fiscal 2007 and, in one case, fiscal 2008.

The Committee granted the COO a restricted stock award for 28,000 shares of our Class A Common Stock. If the performance goals were met, the shares would vest over a period of six years in equal installments commencing on the first anniversary of the end of the performance period over which the shares were earned. The shares are subject to continued employment and early vesting conditions, which provide that the shares would vest fully in the event of the COO’s death, disability, retirement or early retirement (with the approval of the Committee), or a change of control. The performance goals specified restricted share amounts corresponding to various levels of achievement, and consisted of the same targets as those set for the COO’s fiscal 2007 cash bonus. The COO was eligible to earn up to the full number of shares subject to the award, depending on the level of achievement. In October 2007, the Committee evaluated the goals in comparison to actual results and determined that the COO had earned at least 13,000 shares subject to the award. At the time of the filing of the Proxy Statement, determination of whether the remaining shares were earned was pending the finalization of results for some goals, as noted above for cash bonuses. It is anticipated that the COO may earn an additional 12,000 shares subject to the award when final determination is made, and that 3,000 of the shares subject to the award will be forfeited.

The Committee divided the CEO’s restricted stock award into three pieces, each for 35,000 restricted shares of Series B Preferred Stock. The first two portions were subject to being earned by the achievement of specified performance goals during the fiscal 2007, while the third portion was subject to being earned by the achievement of performance goals during the period commencing on October 1, 2006 and ending on September 30, 2008. If the performance goals were met, the shares would then be subject to vesting in six equal annual installments commencing on the first anniversary of the end of the performance period over which the shares were earned subject to continued employment and early vesting conditions. The goals for the first 35,000 shares of Series B Preferred Stock consisted of the same performance goals as those set for the CEO’s fiscal 2007 cash bonus. The CEO was eligible to earn up to the full number of shares subject to the grant, depending upon the level of achievement. The goal for the second portion of 35,000 shares of Series B Preferred Stock consisted of capital targets to be reached by the end of fiscal 2007, while the third portion could be earned if our stock price attained a certain level for a specified number of trading days by September 30, 2008. In October 2007, the Committee evaluated the goals in comparison to actual results and determined that the CEO had earned 70,000 restricted shares of Series B Preferred Stock pursuant to these performance goals and our financial results. Determination of whether the remaining portion of 35,000 shares are earned depend upon future results for fiscal 2008.

Following this practice for granting performance-based restricted stock awards to the COO and CEO, in October 2007, the Committee made long-term performance-based restricted stock awards to the COO and CEO for fiscal 2008. The aggregate value of these stock option awards and restricted stock awards were determined based upon an approximate 22% decrease in value from the value of restricted stock awards granted to the COO and CEO in October 2006. The restricted stock awards, like the awards for fiscal 2007, but unlike the awards made to other executive officers, must be earned over the course of fiscal 2008 by the achievement of the same pre-set performance goals specified for the fiscal 2008 cash bonus. However, a portion of the October 2007 value allocated to restricted stock was granted in the form of stock options in lieu of shares of restricted stock, as an additional incentive and commitment to increase stockholder value.

In addition to the awards described above, smaller awards under the 2007 Plan were made to NEOs other than the COO and CEO, during fiscal 2007 for various reasons, including for retention purposes, in recognition of extraordinary services on specific projects, and for competitive purposes. In August 2007, the Committee, the COO and the CEO determined to address employee retention concerns and granted restricted stock awards and stock options to officers and employees at various levels in the Company, including to Messrs. Iglesias, Lopez and Green. The retention awards granted to Mr. Iglesias were larger than those granted to other executive officers in connection with his expected employment agreement. Stock options and restricted stock awards were also granted to a number of employees, including Mr. Lopez, in recognition of extraordinary efforts on our April 2007 securities offering. All of the stock options granted in August 2007 are non-qualified stock options that vest over five years, subject to early vesting conditions, and have a six year term. The restricted stock awards vest over five years, subject to early vesting conditions.

Benefits

We offer medical, dental and life insurance benefits that are available to all employees. We believe these types of benefits are an important component in hiring and retaining both executive officers and employees, and the plans are designed to be competitive with other banks and public companies. We also offer a 401(k) Profit Sharing Plan. Our matching contributions are determined by the employee’s level of participation and are capped at a specific amount.

In October 2007, the Committee approved the Supplemental Tax Deferred Savings Plan for all highly compensated employees, determined based on a salary over $100 thousand, whose contributions to our 401(k) Plan are restricted due to federal non-discrimination testing. The Supplemental Tax Deferred Savings Plan is designed to prevent these employees from being disadvantaged by 401(k) Plan limits and allows them to be “made whole” by contributing the amount they are prevented from contributing to the 401(k) Plan.

Perquisites and Other Compensation

We believe that perquisites should not constitute a significant portion of the compensation package. All of the NEOs received some perquisites in fiscal 2007, which may have included a car allowance, social club membership, and sports and events tickets. For our CEO and COO, we pay the premiums on their medical insurance. While we have limited our perquisites, we recognize that certain perquisites, such as club membership dues, provide a benefit to us as they enable and encourage executives’ participation and visibility in the community and promote business development and BankUnited’s mission as a uniquely local, neighborhood, community bank.

Stock Ownership Guidelines for Executive Officers

In August 2007, we adopted stock ownership guidelines for executive officers to reinforce shared economic interest between stockholders and management. The guidelines require that the CEO maintain ownership of our stock having a value of at least three times his base salary. Each of the other executive officers must maintain ownership of stock having a value of at least two times the executive’s base salary. The executive officers to whom this requirement applies must achieve compliance by no later than the fifth anniversary of the date of adoption. Shares of stock acquired upon the exercise of stock options as well as shares of restricted stock may be counted towards satisfaction of the stock ownership guidelines.

Tax Considerations

The Code limits the deductibility for federal income tax purposes of annual compensation paid by a publicly held company to its CEO and its four other highest paid executives for amounts greater than $1 million, unless certain conditions are met. Certain performance-based compensation is not subject to the limitation on deductibility. During fiscal 2007, the CEO’s compensation exceeded these limits by $3.0 million as a result of the CEO’s exercise of certain options granted in 1996 and 1997. The options were exercised by the CEO during fiscal 2007. The Committee and the Board of Directors reserve the right to use reasonable independent judgment, on a case by case basis, to pay or award non-deductible compensation to reward officers and employees for excellent service, to foster retention of talented personnel or to recruit new employees while taking into consideration the financial effects such action may have on us.

Report of the Compensation Committee on the Compensation Discussion and Analysis

We reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, we recommended to the Board of Directors that such Compensation Discussion and Analysis be included in this proxy statement for filing with the SEC.

SUBMITTED BY THE COMPENSATION COMMITTEE

Hardy C. Katz, Chairman

Allen M Bernkrant

Neil H. Messinger, M.D.

SUMMARY COMPENSATION TABLE

The following summary compensation table provides information concerning the compensation of our NEOs for the fiscal year ended September 30, 2007.

Name and Principal Position	Year	Salary ($)		Bonus (1)	Stock Awards ($)(2)	Stock Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(1)(3)	All Other Compensation ($)		Total ($)
Alfred R. Camner, Chairman of the Board and Chief Executive Officer	2007	$475,000		—	$1,490,690	$646,459	$2,650,000	$378,445	(4)	$5,640,594

Ramiro A. Ortiz, President and Chief Operating Officer	2007	$650,000		—	$364,501	$249,341	$540,000	$67,861	(5)	$1,871,703

Humberto L. Lopez, Senior Executive Vice President and Chief Financial Officer	2007	$265,375	(6)	$132,743	$110,205	$101,399	$—	$10,751	(7)	$620,473

Abel L. Iglesias, Senior Executive Vice President, Commercial Banking	2007	$352,838		$131,962	$74,313	$28,879	$—	$11,931	(8)	$599,923

Robert L. Green, Executive Vice President, Residential Lending	2007	$196,501		$70,623	$117,529	$20,186	$236,636	$32,296	(9)	$673,771

(1)	Annual bonuses and annual non-equity incentive plan awards are generally paid in the first quarter of each fiscal year, for services rendered during the prior fiscal year.
(2)	Amounts reflect the expense we recognized in fiscal 2007 for outstanding stock awards calculated in accordance with Statement of Financial Accounting Standards No. 123 (revised) Share-Based Payment (“SFAS 123R”). Effective October 1, 2005, we adopted SFAS 123R “Share Based Payments” using the modified prospective transition method. SFAS 123R requires us to calculate compensation expense arising from stock based compensation based on the fair values of the awards at grant date. Fair value for non-vested restricted shares is determined based on the closing price of the shares on the grant date. We use the Black-Scholes model to calculate the fair value of option awards. For details regarding the assumptions used in the Black-Scholes model such as expected volatility, dividends, terms and risk free rates, see footnote 13 in our Annual Report. Stock awards and securities underlying options are shares of Class A Common Stock, Class B Common Stock or Series B Preferred Stock. Each share of Class B Common Stock, is convertible into one share of Class A Common Stock, and each share of Series B Preferred Stock is convertible into 1.4959 Shares of Class B Common Stock.
(3)	For Mr. Camner amounts reflect $1,600,000 of performance-based annual cash awards under the stockholder approved 2002 Stock Award and Incentive Plan (the “2002 Plan”) and the stockholder approved 2007 Plan. Also, includes $1,050,000 of quarterly performance based compensation. Mr. Camner’s base level of compensation is structured to include a lower salary component and the opportunity to earn quarterly performance-based cash compensation. Pursuant to the restructuring of his compensation in April 2002, Mr. Camner agreed to forego a portion of his salary and accept instead the opportunity to earn quarterly performance-based compensation. The entry for Mr. Ortiz reflects a $280,000 cash payment for performance based compensation and another $260,000 accrued pending third-party determination of results for remaining fiscal 2007 performance goals. For Mr. Green the amount reflects incentive fees.
(4)	This entry includes $173,891 of dividends paid on restricted shares of Series B Preferred Stock, $102,444 for life insurance premiums, $39,375 for cash directors fees, $13,076 for medical insurance premiums and a $7,875 contribution to the 401(k) Profit Sharing Plan. Also includes our incremental costs for personal benefits provided to Mr. Camner including $17,228 for country club memberships, $10,298 for automobile expense, $8,681 for travel expense and $5,577 for sporting event tickets.
(5)	This entry includes an $11,888 contribution to the 401(k) Profit Sharing Plan, $12,474 for medical insurance premiums and $8,246 for life insurance premiums. Also includes our incremental cost of $35,254 for Mr. Ortiz’s personal use of country club memberships.
(6)	On December 17, 2007, the Committee approved a salary of $325,000 for Mr. Lopez to be effective as of January 1, 2008.
(7)	This entry consists of a $10,751 contribution to the 401(k) Profit Sharing Plan.
(8)	This entry consists of a $5,400 contribution to the 401(k) Profit Sharing Plan and $6,531 representing our incremental costs for Mr. Iglesias’ personal use of a country club membership.
(9)	This entry consists of a $10,372 contribution to the 401(k) Profit Sharing Plan and $21,924 representing our incremental cost for Mr. Green’s personal use of a country club membership, including an associated tax gross-up.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth all plan-based awards, including both equity awards and non-equity incentive awards under our 2007 Plan made to our NEOs during the fiscal year ended September 30, 2007. These awards are discussed in this Proxy Statement under the caption, “Compensation Discussion and Analysis.” The threshold, target and maximum columns reflect the range of estimated payouts of the performance-based goals. We deem ‘target’ payout amounts to be the same as ‘maximum’ payout amounts because in the event that pre-set performance criteria are achieved at the highest levels, an executive would achieve the maximum payout.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (2)	All Other Option Awards: Number of Securities Underlying Options	Exercise of Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Alfred R. Camner (1)(2)	10/30/2006	$750,000	$1,700,000	$1,700,000
	10/30/2006				25,000	35,000	35,000
	10/30/2006					35,000	35,000
	10/30/2006					35,000	35,000
	8/13/2007								160,000	23.90	$6.1533
Ramiro A. Ortiz (1)(3)	10/30/2006	$150,000	$700,000	$700,000	7,000	28,000	28,000
	8/13/2007								70,000	15.98	$4.6022
Humberto L. Lopez (4)	10/30/2006								8,800	26.82	$7.4584
	8/13/2007							2,500
	8/13/2007								4,000	15.98	$4.6022
	10/9/2007							23,600
Abel L. Iglesias (4)	10/30/2006								8,800	26.82	$7.4584
	8/13/2007							2,000			$15.98
	8/13/2007								10,000	15.98	$4.6022
	10/9/2007							4,020
Robert L. Green (4)	10/30/2006								8,800	26.82	$7.4584
	8/13/2007							1,000
	8/13/2007								2,000	15.98	$4.6022
	10/9/2007							2,240

(1)	Annual restricted stock awards to the COO and CEO are granted at the beginning of each fiscal year, as they are to other executive officers and employees. However, whereas the restricted stock awards to employees other than the COO and CEO recognize service rendered over the preceding fiscal year and require only vesting conditions based on continued service to us, the restricted stock awards granted to the COO and CEO require the achievement of performance goals over the course of the succeeding fiscal year, followed by a vesting schedule based on continued service to us. In October 2006, the Committee granted restricted stock awards to the COO and CEO under the 2002 Plan, which required the achievement of performance goals during fiscal 2007 and, in one case, fiscal 2008.
(2)	In October 2006, the Committee granted the CEO an aggregate of 105,000 restricted shares of Series B Preferred Stock. The Committee divided the CEO’s restricted stock award into three pieces, each for 35,000 restricted shares of Series B Preferred Stock. The first two portions were subject to being earned by the achievement of specified performance goals during the fiscal 2007, while the third portion was subject to being earned by the achievement of performance goals during the period commencing on October 1, 2006 and ending on September 30, 2008. If the performance goals were met, the shares would then be subject to vesting in six equal annual installments commencing on the first anniversary of the end of the performance period over which the shares were earned subject to continued employment and early vesting conditions. Dividends are not paid or accrued on such shares unless and until the performance goals are met. In October 2007, the Committee evaluated the goals in comparison to actual results and determined that the CEO had earned 70,000 restricted shares of Series B Preferred Stock pursuant to these performance goals and our financial results. Determination of whether the remaining portion of the 35,000 shares are earned depend upon future results for fiscal 2008. These amounts do not include an award for 133,700 shares of performance-based restricted shares of Series B Preferred Stock, which was granted in fiscal 2008, subject to performance goals and restrictions extending over a total of nine years from the date of grant. The fiscal 2008 award must be earned by the achievement of performance goals over a period commencing October 1, 2007 and ending on September 30, 2008. If earned, the shares are subject to vesting over a period of eight years from the date of grant and early vesting conditions. Dividends will not be paid or accrued on such shares unless and until the performance goals are met.
(3)	In October 2006, the Committee granted the COO a restricted stock award for 28,000 shares of our Class A Common Stock. The shares were subject to being earned by the achievement of specified performance goals during the fiscal year ended September 30, 2007. If the performance goals were met, the shares would then vest over a period of six years in equal installments commencing on the first anniversary of the end of the performance period over which the shares were earned. The shares are subject to continued employment and early vesting conditions. In October 2007, the Committee evaluated the goals in comparison to actual results and determined that the COO had earned at least 13,000 shares subject to the award. At the time of the filing of the proxy statement, determination of whether the remaining shares were earned was pending the finalization of results for some goals, as discussed in the ‘Compensation Discussion and Analysis’ section. It is anticipated that the COO may earn an additional 12,000 shares subject to the award when final determination is made, and that 3,000 of the shares subject to the award will be forfeited. This amount does not include an award of 35,000 shares of performance-based restricted shares of Class A Common Stock, which were granted in fiscal 2008, subject to performance goals and restrictions extending over a period of eight years from the date of grant. This fiscal 2008 award must be earned by the achievement of performance goals over a period commencing October 1, 2007 and ending on September 30, 2008, and if earned, is then subject to vesting over a period of seven years thereafter, subject to early vesting conditions. Dividends will not be paid or accrued on such shares unless and until the performance goals are met.
(4)	Annual restricted stock awards to Messrs. Lopez, Iglesias and Green are granted at the beginning of each fiscal year for services rendered over the preceding fiscal year and require only vesting conditions based on continued service to us. The October 2007 awards were granted for services completed in fiscal 2007. For grants to Messrs. Lopez, Iglesias and Green, the restricted shares vest in five equal annual installments commencing on the first anniversary of the date of grant. The stock options become exercisable in five equal annual installments commencing on the first anniversary of the date of the grant.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table sets forth all outstanding equity awards to the NEOs as of September 30, 2007.

	OPTION AWARDS (1)						STOCK AWARDS (2)
	Number of Securities Underlying Unexercised Options (# Exercisable)		Number of Securities Underlying Unexercised Options (# Unexercisable)		Option Exercise Price $ (per option)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested $		Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested $
Name	Class A Common	Series B Preferred	Class A Common	Series B Preferred			Class A Common	Series B Preferred			Class A Common	Series B Preferred
Alfred R. Camner (3)(5)								6,250		$132,750
								9,375		$199,125
								3,142		$66,736
								3,250		$69,030
								37,500		$796,500
								112,500		$2,389,500
								45,000		$955,800
								64,750		$1,375,290
								9,645		$204,860
								70,000		$1,486,800
												35,000	$743,400
	600				$7.25	2/23/2008
	600				$7.25	5/20/2008
	600				$7.25	8/26/2008
	600				$8.88	11/18/2008
	600				$7.03	2/17/2009
	600				$9.06	5/26/2009
	600				$9.72	8/25/2009
	75,000				$8.63	11/17/2009
	25,000				$7.50	10/25/2010
	75,000				$14.09	6/20/2011
	30,697				$13.50	10/24/2011
		114,221			$10.85	2/23/2008
		5,000			$10.85	2/16/2008
		45			$10.85	3/16/2008
		120,000			$10.85	10/14/2008
		33,333		16,667	$13.18	5/27/2009
		99,479			$20.20	10/24/2011
		28,125		46,875	$32.63	9/15/2013
		28,125		46,875	$31.95	9/29/2013
		10,000		46,875	$38.97	4/28/2014
		75,000			$43.61	9/30/2012
		50,000			$41.74	10/26/2012
		12,750			$40.10	9/14/2015
		12,750			$41.84	9/14/2015
		17,000			$38.36	9/14/2015
		42,500			$36.61	9/14/2015
		24,000		96,000	$44.88	7/28/2016
				160,000	$23.90	8/13/2013

Ramiro A. Ortiz (3)(6)							13,000			$189,600	15,000		$213,000
							22,750			$323,050
							101		$	#1,434
							1,745			$24,779
							3,750			$53,250
							2,467			$35,031
							3,334			$47,343
							2,737			$38,865
							10,001			$142,014
							4,579			$65,022
							1,732			$24,594
							11,240			$159,.608

	OPTION AWARDS (1)						STOCK AWARDS (2)
	Number of Securities Underlying Unexercised Options (# Exercisable)		Number of Securities Underlying Unexercised Options (# Unexercisable)		Option Exercise Price $ (per option)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested $	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested
Name	Class A Common	Series B Preferred	Class A Common	Series B Preferred			Class A Common	Series B Preferred		Class A Common	Series B Preferred
	23,000		6,000		$15.98	10/21/2012
	—		70,000		$15.98	8/13/213
	25,212		10,323		$21.81	9/15/2013
	1,805		24788		$21.36	9/29/2013
	50,000		3,195		$29.15	4/28/3014
	30,000				$24.48	9/14/2015
	12,000				$25.64	9/14/2015
	9,000				$26.81	9/14/2015
	9,000				$27.97	9/14/2015
	12,000		48,000		$30.00	7/28/2016

Humberto L. Lopez (4)							1,434		$20,363
							1,750		$24,850
							2,667		$37,871
							3,334		$47,343
							5,715		$81,153
							4,800		$68,160
							800		$11,360
							4,000		$56,800
							500		$7,100
							2,000		$28,400
	6,000				$6.63	3/8/2009
	2,000				$6.56	3/24/2009
	2,333		1,167		$8.81	5/27/2009
	15,000				$8.63	11/17/2009
	20,000				$7.50	10/25/2009
	10,000				$14.09	6/20/2011
	30,000				$13.50	10/24/2011
	19,999		10,001		$17.08	11/05/2012
			4,000		$15.98	8/12/2013
	10,172		4,828		$21.81	9/05/2013
	15,709		14,291		$21.36	9/29/2013
	1,805		3,195		$26.05	4/28/2014
	4,800		7,200		$27.90	10/26/2014
	8,400				$24.48	9/14/2015
	1,800				$25.64	9/14/2015
	1,800				$26.81	9/14/2015
			8,800		$26.82	10/29/2016

Abel L. Iglesias (4)							2,001		$28,414
							300		$4,260
							2,334		$33,143
							5,600		$79,520
							5,000		$71,000
							2,000		$28,400
	7,999		4,001		$18.36	5/7/2013
			10,000		$15.98	8/13/2013
	4,800		3,200		$21.36	9/29/2013
	6,000				$27.90	10/26/2014
	8,400				$24.48	9/14/2015
	1,800				$25.64	9/14/2015
	1,800				$26.81	9/14/2015
			8,800		$26.82	10/29/2016

	OPTION AWARDS (1)						STOCK AWARDS (2)
	Number of Securities Underlying Unexercised Options (# Exercisable)		Number of Securities Underlying Unexercised Options (# Unexercisable)		Option Exercise Price $ (per option)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested $	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested
Name	Class A Common	Series B Preferred	Class A Common	Series B Preferred			Class A Common	Series B Preferred		Class A Common	Series B Preferred
Robert L. Green (4)							109		$1,548
							225		$3,195
							3,667		$52,071
							5,600		$79,520
							8,000		$113,600
							2,400		$34,080
							5,000		$71,000
							1,000		$14,200
	5,000				$17.81	5/29/2012
	3,333		1,667		$17.08	11/5/2012
			2,000		$15.98	8/13/2012
	1,000		1,500		$22.30	10/28/2013
	8,000				$27.90	10/26/2014
	8,400				$24.48	9/14/2014
	1,800				$25.64	9/14/2015
	1,800				$26.82	9/14/2015
			8,800		$26.82	10/29/2016

(1)	The options vest over varying periods from the original date of grant but may terminate sooner upon termination of the NEO’s employment or service with us or BankUnited. Subject to certain conditions, options which vest over time become fully vested and immediately exercisable upon the death or disability of the optionee or a change in our control. In addition, pursuant to their employment agreements with us and BankUnited, the options granted to Messrs. Camner, Ortiz and Lopez may become fully vested and immediately exercisable upon their termination by us in certain circumstances. Options are transferable by will or the laws of descent or distribution, pursuant to the designation of a beneficiary, or as approved by the Committee in its sole discretion.
(2)	Early vesting conditions of the restricted stock generally provide that the shares will vest fully in the event of the NEO’s death, disability, retirement or early retirement (with the approval of the Committee), or in the case of Messrs. Camner, Ortiz and Lopez, in the event of a change of control. For Mr. Iglesias and Green their shares become fully vested if they are involuntarily terminated within 24 months of a change of control. Involuntary termination includes factors such as a reduction in position, duties, salary, benefits and mandated relocation.
(3)	For Mr. Camner, the figure does not include an award of 133,700 shares of performance-based restricted shares of Series B Preferred Stock, which were granted in fiscal 2008, subject to performance goals and restrictions extending over a total of nine years from the date of grant. For Mr. Ortiz, does not include an award of 35,000 shares of performance-based restricted shares of Class A Common Stock, which were granted in fiscal 2008, subject to performance goals and restrictions extending over a total of eight years from the date of grant. This table does not include options grants for Messrs. Lopez, Iglesias and Green of 48,400, 31,820 and 17,720, respectively, which were granted in fiscal 2008. The options vest in five equal annual installments commencing on the first anniversary date of the grant and have terms of six years from the date of grant but may terminate sooner upon termination of the holder’s employment or service with us or BankUnited. Subject to certain conditions, options that vest over time become fully vested and immediately exercisable upon death or disability of the optionee. Mr. Lopez’s options become immediately exercisable upon a change of control. Messrs. Iglesias’ and Green’s options become immediately exercisable if they are involuntarily terminated within 24 months of a change of control. Involuntary termination includes factors such as a reduction in position, duties, salary, benefits, and mandated relocation.
(4)	For Messrs. Lopez, Iglesias and Green does not include discretionary restricted stock grants of Class A Common Stock made in the first fiscal quarter of 2008 for 2007 performance. The awards vest evenly over five years from the date of grant, subject to early vesting conditions and expire six years from the date of grant. All of the options are non-qualified stock options.
(5)	In October 2006, the Committee granted the CEO an aggregate of 105,000 restricted shares of Series B Preferred Stock. The Committee divided the CEO’s restricted stock award into three pieces, each for 35,000 restricted shares of Series B Preferred Stock. In October 2007, the Committee evaluated the goals in comparison to actual results and determined that the CEO had earned 70,000 restricted shares of Series B Preferred Stock pursuant to these performance goals and our financial results. The remaining grant must be earned by the achievement of performance goals starting October 1, 2007 and ending September 30, 2008, and if earned are then subject to vesting over a period of five years thereafter, subject to early vesting conditions. Dividends will not be paid or accrued on such shares unless and until the performance goals are met.
(6)	The Committee granted the COO a restricted stock award for 28,000 shares of our Class A Common Stock. The shares were subject to being earned by the achievement of specified performance goals during the fiscal year ended September 30, 2007. If the performance goals were met, the shares would then vest over a period of six years in equal installments commencing on the first anniversary of the end of the performance period over which the shares were earned. The shares are subject to continued employment and early vesting conditions. In October 2007, the Committee evaluated the goals in comparison to actual results and determined that the COO had earned at least 13,000 shares subject to the award. At the time of the filing of the proxy statement, determination of whether the remaining shares were earned was pending the finalization of results for some goals, as discussed in the ‘Compensation Discussion and Analysis’ section. It is anticipated that the COO may earn an additional 12,000 shares subject to the award when final determination is made, and that 3,000 of the shares subject to the award will be forfeited.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth the number of securities underlying equity awards that vested (in the case of restricted stock) or were exercised (in the case of stock options) by the NEOs during fiscal 2007, and the value realized upon such vesting or exercise.

	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired on Exercise (1)	Value Realized on Exercise (2)	Number of Shares Acquired on Vesting (3)	Value Realized on Vesting (4)
Alfred R. Camner	191,000	$3,457,195	49,682	$1,243,145
Ramiro A. Ortiz	—	—	20,374	$379,311
Humberto L. Lopez	—	—	5,574	$140,649
Abel L. Iglesias	—	—	3,083	$79,007
Robert L. Green	—	—	5,046	$132,566

(1)	The securities underlying options are shares of Class A Common Stock, Class B Common Stock or Series B Preferred Stock. Each share of Series B Preferred Stock is convertible into 1.4959 shares of Class B Common Stock and each share of Class B Common Stock is convertible into one share of Class A Common Stock. Except for awards to Mr. Camner, all equity-based awards are for our Class A Common Stock. The number of shares acquired on exercise by Mr. Camner includes 62,000 shares of our Series B Preferred Stock with a value realized on exercise of $1,297,658, 79,000 shares of our Class B Common Stock with a value realized on exercise of $1,422,472 and 50,000 shares of our Class A Common Stock with a value realized on exercise of $737,065.
(2)	Valued realized on exercise is the difference between the market price of the stock on the exercise date and the option exercise price multiplied by the number of shares acquired on exercise.
(3)	Except for awards Mr. Camner, all equity-based awards are for our Class A Common Stock except the number of shares acquired by Mr. Camner on vesting is 49,682 shares of our Series B Preferred Stock.
(4)	Value realized on vesting is the number of shares vesting multiplied by the market price of the stock on the vest date. The market value of the Class B Common Stock is based on the market price of the Class A Common Stock, which is publicly traded on the NASDAQ. The fair value of the Series B Preferred Stock is equal to 1.4959 times the market price of the Class B Common Stock.

NON-QUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE (1)
Alfred R. Camner (2)	—	—	—	—	$1,688,968
Ramiro A. Ortiz (3)	—	—	—	—	$214,620
Humberto L. Lopez (4)	—	—	—	—	—
Abel L. Iglesias (4)	—	—	—	—	—
Robert L. Green (4)	—	—	—	—	—

(1)	Aggregate balance equals the market price on the grant date multiplied by the share balance on September 30, 2007. The market price of our Class B Common Stock is based upon the market price of our Class A Common Stock, which is publicly traded on the NASDAQ. The market price of the Series B Preferred Stock is equal to 1.4959 times the market price of the Class B Common Stock.
(2)	This amount includes 26,720 shares of Class B Common Stock that are held in an irrevocable grantor’s trust established by us of which Mr. Camner is the sole beneficiary.
(3)	This amount includes 10,729 shares of Class A Common Stock that are held in an irrevocable grantor’s trust established by us of which Mr. Ortiz is the sole beneficiary.
(4)	There is no non-qualified deferred compensation for Messrs. Lopez, Iglesias and Green.

POTENTIAL PAYMENTS UPON TERMINATION AND CHANGE OF CONTROL

This section discusses the compensation that would be payable by us to each NEO in the event of a termination of the executive’s employment with us for various reasons or a change of control. The termination events are referred to as “triggering events,” and we provide a discussion of these events for each executive pursuant to their agreements with us at September 30, 2007. Pursuant to applicable SEC rules, we do not report potential payments to be provided to the executive pursuant to contracts, agreements, plans or other arrangements to they extent that they do not discriminate in favor of executive officers in scope, terms or operation, and that are generally available to all salaried employees (such as group insurance benefits or the 401(k) Plan).

Mr. Camner’s Employment Agreements with the Company and BankUnited

We and BankUnited entered into the third amended and restated employment agreements with Mr. Camner on July 28, 2006. The agreement with us is for a five-year term which is automatically extended by one additional day each day unless either party elects not to extend the agreement. The agreement with BankUnited has a three-year term which may be extended by the Committee and BankUnited’s Board.

Payments Upon Termination

Pursuant to the terms of Mr. Camner’s employment agreements, Mr. Camner will be entitled to receive severance benefits upon termination, unless termination occurs because of discharge for cause, death or disability, or, except in certain circumstances specified in the agreement, voluntary resignation. Mr. Camner is entitled to severance benefits if (i) Mr. Camner voluntarily resigns within 90 days of (a) our Board’s failure to appoint, reappoint, or elect or re-elect him to the office of Chairman of the Board or Chief Executive Officer, (b) stockholders’ failure to elect or re-elect him or our Board’s or Nominating Committee’s failure to nominate him for such election or re-election, (c) the expiration of 30 days from the date that Mr. Camner gives notice to us of our material failure to vest in him the functions, duties or responsibilities specified in the agreement, without us having cured such failure in a manner satisfactory to him, (d) the expiration of 30 days from the date that he gives us notice of our material breach of the agreement, without us having cured such failure in a manner satisfactory to him, or (e) the relocation of our executive offices more than 25 miles from his residence or more than 15 miles from the current office location; and (ii) Mr. Camner’s employment is terminated for other reasons, except cause. We are referring to these triggering events as ‘termination without cause.’

For termination without cause, Mr. Camner’s employment agreement provides a severance payment to Mr. Camner equal to:

(i)	compensation and benefits which are earned and unpaid at the time of termination;

(ii)	benefits to which Mr. Camner is entitled under our employee benefit and compensation plans;

(iii)	the continuation of group life, health, dental, accident and long-term disability insurance benefits;

(iv)	within 30 days of termination, a lump sum payment equal to the greater of: (a) five times the sum of the following: the highest paid salary for any of the five fiscal years 2002 through 2006 plus the highest paid cash bonus for any of the five fiscal years 2002 through 2006, plus the highest value of restricted stock grants for any of the five fiscal years 2002 through 2006, except that such restricted stock value is limited to an amount equal to 50% of the highest paid salary and bonus for the five fiscal years 2002 through 2006; or (b) three times the sum of the following: the highest paid salary for any of the five fiscal years prior to the year of termination plus the highest paid cash bonus for any of the five fiscal years prior to the year of termination plus the highest value of restricted stock grants for any five fiscal years prior to the year of termination;

(v)	a lump sum payment representing the present value of additional contributions we would have been obligated to make under qualified and non-qualified plans maintained by us;

(vi)	upon our election and the surrender of options by Mr. Camner, a lump sum payment in an amount equal to the excess of the fair market value of the stock subject to the options over the exercise price of the options,

(vii)	upon our election and the surrender of restricted stock by Mr. Camner, a lump sum payment equal to the fair market value of the shares as of the date of termination; and

(viii)	in-kind benefits, including the personal use of a late model automobile comparable to that used by Mr. Camner during his employment, the right to purchase, at book value, the membership in two country clubs which we have maintained for his use, the transfer of life insurance policies that we maintain on his life and the continued use of secretarial services, continued subscriptions of financial network information and communications devices provided to Mr. Camner during his employment and the right to purchase at book value his office furnishings.

Additionally, any unvested restricted stock, restricted stock units and stock options will be deemed vested as of the termination date. The severance payment to Mr. Camner will also include an amount equal to the deferred compensation payable without triggering the excise tax provisions of Section 409A of the Code.

If Mr. Camner’s termination were due to his death or disability, the terms of the employment agreements provide for a payment to Mr. Camner, or, in the event of his death, to his estate, of Mr. Camner’s earned but unpaid salary and any other compensation and any and all deferred compensation as of the date of the termination of his employment, as well as other benefits, if any, to which he is entitled as a former employee under our employee benefit plans, programs and compensation plans covering our employees. In the event of Mr. Camner’s death, we will provide to Mr. Camner’s spouse the following: (i) benefits to which Mr. Camner is entitled under our employee benefit and compensation plans; (ii) the continuation of group life, health, dental, accident and long-term disability insurance benefits, provided our obligation to provide his surviving spouse with continued health coverage will continue until she becomes eligible for Medicare; and (iii) the personal use, at our expense, of an automobile compared to what was used prior to Mr. Camner’s termination of employment, the right to purchase, at book value, the membership in up to two country clubs which we have maintained for Mr. Camner, and the transfer of Mr. Camner’s life insurance policies. Mr. Camner’s estate or beneficiaries will also receive a payment of death benefits under bank-owned life insurance policies (“BOLI”).

Payments Upon a Change of Control

Mr. Camner’s third amended and restated employment agreement provides for a change of control payment which has been part of his earlier employment agreements. Upon a change of control, Mr. Camner would receive the same severance payment as described above for a termination without cause, if he is terminated under specified circumstances which include, without limitation, voluntary or involuntary resignation following demotion, loss of title or authority, relocation or unfavorable change in working conditions or any reasons whatsoever within 36 months following the effective date of the change of control. Cash and benefits paid to Mr. Camner under the employment agreements together with payments under other benefit plans following a “change of control” of the Company or BankUnited may constitute an “excess parachute” payment under Section 280G of the Code, resulting in the imposition of a 20% excise tax on the recipient and the denial of the deduction for such excess amounts to us and BankUnited. Our employment agreement includes a provision indemnifying Mr. Camner on an after-tax basis for any “golden parachute” excise taxes. Furthermore, we are obligated to pay him any severance and related payments, such as the “golden parachute” tax indemnification payments, that may not be paid to him by BankUnited due to applicable regulatory restrictions.

Payments to Mr. Camner under his employment agreement with BankUnited will be guaranteed by us in the event that payments or benefits are not paid by BankUnited. To the extent that payments under our employment agreement and BankUnited’s employment agreement are duplicative, payments due under our employment agreement would be offset by amounts actually paid by BankUnited. The employment agreements also provide for us and BankUnited to indemnify Mr. Camner for reasonable costs incurred by him as a result of his good faith efforts to defend or enforce the agreements provided that he shall have substantially prevailed on the merits.

Mr. Ortiz’s Agreements with the Company and BankUnited

We and BankUnited entered into amended and restated employment agreements with Mr. Ortiz on July 28, 2006. The term of our agreement commenced on July 28, 2006 and terminates on September 30, 2011. The employment agreement between BankUnited and Mr. Ortiz provides for a term commencing on July 28, 2006 and expiring on September 30, 2009, subject to renewal by our Board from year-to-year for up to two additional years.

Payments Upon Termination

Mr. Ortiz’s employment agreements provide that Mr. Ortiz may be terminated at any time with or without cause. Upon termination without cause, Mr. Ortiz would receive: (i) any unpaid base salary and benefits due to him up to the date of termination; (ii) within 30 days after the date of termination, a lump sum equal to Mr. Ortiz’s base salary and benefits for the balance of the then effective term of his employment agreements; and (iii) the immediate vesting of any unvested restricted stock, restricted stock units and stock options as of the termination date. If Mr. Ortiz’ termination occurs due to his death, Mr. Ortiz’s estate or his beneficiaries would be entitled to (i) unpaid salary, bonus, and benefits as of the date of termination; and (ii) the immediate vesting of any unvested restricted stock, restricted stock units and stock options. Mr. Ortiz’s estate or beneficiaries would also receive a payment of death benefits provided under the BOLI. If Mr. Ortiz’s termination is due to disability, Mr. Ortiz would be entitled to (i) compensation or obligations accrued prior to termination, and (ii) six months of base salary paid in installments consistent with our payroll practice. Any unvested restricted stock, restricted stock units and stock options would fully vest as of the date of termination.

Payments Upon a Change of Control

Mr. Ortiz’s agreement provides that upon a change of control, Mr. Ortiz would receive a “change of control” payment upon the earlier of six months after the occurrence of a change of control or the acquiring entity’s termination of Mr. Ortiz. The change of control payment, which was negotiated at the time we hired Mr. Ortiz in 2002, means a lump sum payment equal to the greater of: (i) two times his base salary for the year in which termination occurs plus two times the last annual bonus awarded during the year prior to a change of control; or (ii) his base salary through the remainder of the term of the employment agreement. Upon a change of control, any unvested restricted stock, restricted stock units and stock options would be subject to immediate vesting.

Mr. Ortiz’s employment agreement includes a provision indemnifying Mr. Ortiz on an after-tax basis for any “golden parachute” excise taxes. We are obligated to pay him any severance and related payments, such as the “golden parachute” tax indemnification payments, that may not be paid to him by BankUnited due to applicable regulatory restrictions.

Payments or benefits due to Mr. Ortiz by BankUnited under the employment agreements are guaranteed by us in the event that such payments or benefits are not paid by BankUnited. To the extent that payments due Mr. Ortiz by us under the employment agreement with us are duplicative of payments due to Mr. Ortiz by BankUnited, payments due under the employment agreement with us would be offset by amounts actually paid by BankUnited under its employment agreement with Mr. Ortiz.

Mr. Lopez’s Agreements with the Company and BankUnited

On December 7, 2004, we and BankUnited entered into employment agreements with Mr. Lopez. Prior to the scheduled expiration of these agreements on December 7, 2007, we and BankUnited entered into amended and restated employment agreements with Mr. Lopez, which replaced the prior agreements. The new agreements provide for a two-year term commencing on December 3, 2007 and expiring on December 3, 2009. The 2007 agreements provide for similar triggering events as the 2004 employment agreements. Because the 2004 employment agreements were still in effect at September 30, 2007, we refer to the terms of these agreements for our disclosure of the triggering events and the additional pay-outs in the Potential Payments due to Termination and Change of Control table.

Payments Upon Termination

Mr. Lopez’s employment agreements provide that Mr. Lopez may be terminated at any time with or without cause. Upon termination without cause, Mr. Lopez would receive a payment equal to his base salary for the year in which termination occurs plus the last annual bonus awarded during the year prior to the year of termination. Any unvested restricted stock, restricted stock units and stock options, disability insurance plans and group life insurance plans would vest as of the date of termination. If termination occurs due to death, Mr. Lopez’s estate or his beneficiaries, would receive accrued compensation, including base salary, annual bonus and benefits, as of the date of termination. We provide a payment on the death benefits under the BOLI for Mr. Lopez or his beneficiaries upon a termination due to his death. If Mr. Lopez’s termination is due to disability, Mr. Lopez , or his beneficiaries, would receive (i) accrued compensation up to the date of termination and (ii) a payment equal to six months of base salary paid in installments consistent with our payroll practice for executives. Upon termination due to death or disability, any unvested restricted stock, restricted stock units and stock options, disability insurance plans and group life insurance plans would vest as of the termination date.

Payments Upon a Change of control

Mr. Lopez’s employment agreement provide that upon a change of control, Mr. Lopez would receive a lump sum payment equal to two times his base salary for the year in which termination occurs plus two times the last annual bonus awarded during the year prior to the change of control. Upon a change of control, any unvested restricted stock, restricted stock units and stock options, disability insurance plans and group life insurance plans would also be subject to immediate vesting. Mr. Lopez’s employment agreement includes a provision indemnifying Mr. Lopez on an after-tax basis for any “golden parachute” excise taxes. We are obligated to pay him any severance and related payments, such as the “golden parachute” tax indemnification payments, that may not be paid to him by BankUnited due to applicable regulatory restrictions.

Payments or benefits due to Mr. Lopez by BankUnited under the employment agreements are guaranteed by us in the event that such payments or benefits are not paid by BankUnited. To the extent that payments due Mr. Lopez by us under the employment agreement with us are duplicative of payments due to Mr. Lopez by BankUnited, payments due under the employment agreement with us would be offset by amounts actually paid by BankUnited under its the employment agreement with Mr. Lopez.

Mr. Green’s Agreement with BankUnited

On November 2, 2005, BankUnited entered into an employment agreement with Mr. Green in connection with his employment as Executive Vice President, Residential Lending, of BankUnited. The term of the agreement was for a period of two years commencing on November 2, 2005 and expiring on November 2, 2007, subject to renewal by the Compensation Committee for terms up to two additional years. The employment agreement expired, without renewal, on November 2, 2007. Because the employment agreement was still in effect at September 30, 2007, we refer to the terms of this agreement for our disclosure of the triggering events and the additional pay-outs in the Potential Payments due to Termination and Change of Control table.

Payments Upon Termination

The 2005 employment agreement provided that Mr. Green could have been terminated at any time with or without cause. Upon termination without cause, Mr. Green would have received (i) a lump sum payment equal to six months of his base salary for the year in which termination occurs, half of the last annual bonus awarded during the year prior to the year of termination and the value of the incentive fees paid to Mr. Green within six months prior to termination. Any unvested restricted stock, restricted stock units and stock options, disability insurance plans and group life insurance plans would vest as of the date of termination. If Mr. Green’s termination would have occurred due to death, Mr. Green’s employment agreement provided that Mr. Green’s estate or his beneficiaries would have been entitled to (i) accrued compensation as of the date of termination, and (ii) a lump sum payment equal to six months of his base salary for the year in which termination occurs, half of the last annual bonus awarded during the year prior to the year of termination and the value of the incentive fees paid to Mr. Green within six months prior to termination. We also provide for a payment on the death benefits under the BOLI for Mr. Green. If Mr. Green’s termination would have occurred due to disability, Mr. Green’s employment agreement provided for (i) accrued compensation up to the date of termination, (ii) a lump sum payment equal to six months of his base salary for the year in which termination occurs, half of the last annual bonus awarded during the year prior to the year of termination and the value of the incentive fees paid to Mr. Green within six months prior to termination upon a termination due to disability. Upon termination due to death or disability, any unvested restricted stock, restricted stock units and stock options, disability insurance plans and group life insurance plans would vest as of the termination date.

Payments Upon a Change of Control

Mr. Green’s 2005 employment agreement provided that upon a change of control, Mr. Green would have received a lump sum payment equal (i) to his base salary for the year in which the change of control occurs; (ii) his last annual bonus awarded during the year prior to the change of control; plus (iii) the amount equal to the incentive fees paid to Mr. Green for the 12 months prior to the change of control. Upon a change of control, Mr. Green’s disability insurance plans and group life insurance plans would also be subject to immediate vesting. Upon a change of control, if Mr. Green would be involuntarily terminated within 24 months of the date of the change of control, Mr. Green’s unvested restricted stock and stock option would fully vest. Involuntary termination consists of (i) demotion of the executive’s positions and duties, (ii) reduction of the executive’s base salary, (iii) relocation more then 50 miles from our previously-based offices (iv) failure of our successor to continue group life, health, benefits and stock options plans, or any action which would result in materially reducing the executive’s participation in such plans, and (v) any termination other than for disability or cause.

Mr. Iglesias’ Agreement with BankUnited

BankUnited entered into a change of control agreement with Mr. Iglesias on May 7, 2003. The change of control agreement was subject to termination by (i) written agreement between the parties or (ii) the termination of Mr. Iglesias employment with BankUnited and its subsidiaries and affiliates prior to a change of control (other than a termination without cause, subject to the terms of the agreement). On November 29, 2007, BankUnited entered into an employment agreement with Mr. Iglesias that supersedes any other prior agreements between BankUnited and Mr. Iglesias. The employment agreement provides for a two year term commencing on November 29, 2007 and expiring on November 30, 2009, unless terminated sooner pursuant to the terms of the agreement. The employment agreement provides triggering events upon termination without cause or for good reason, death or disability, and change of control as described below.

The change of control agreement was in effect at September 30, 2007, and therefore we refer to the terms of this agreement for our disclosure of the triggering events and the additional pay-outs in the Potential Payments due to Termination and Change of Control table.

Payments Upon Termination

Mr. Iglesias’ change of control agreement did not provide a severance payment to him upon a termination without cause or for good reason, death or disability. However, upon a termination due to his death, we provide a payment on the death benefits under in the BOLI to Mr. Iglesias’ estate or his beneficiaries. Upon termination due to death or disability, Mr. Iglesias’s unvested restricted stock and stock options would vest as of the termination date.

Mr. Iglesias’ new employment agreement provides that he may be terminated at any time with or without cause. Upon termination without cause, Mr. Iglesias would receive a payment equal to one year of his base salary for the year in which termination occurs, plus an amount equal to the amount of the annual bonus for the prior year, as well as any vested benefits as of the date of termination. If Mr. Iglesias’ termination is due to death, Mr. Iglesias’ estate or his beneficiaries would receive any unpaid base salary, annual bonus and benefits accrued for the periods prior to the date of termination, as well as any life insurance proceeds. If Mr. Iglesias’ termination is due to disability, Mr. Iglesias or his beneficiaries would receive severance benefits that include compensation or other obligations accrued for periods prior to the date of termination, six months of base salary and his vested interests.

Payments Upon a Change of Control

Mr. Iglesias’ change of control agreement provided that upon a change of control, Mr. Iglesias would have received a lump sum payment equal to his base salary for the year in which the change of control occurs plus his last annual bonus awarded during the year prior to the change of control. Mr. Iglesias’ change of control agreement provided for a cap on his change of control severance payment, limiting that amount to the maximum amount which may be paid without the severance payment constituting an “excess parachute payment” under the Code. Upon a change of control, if Mr. Iglesias would be involuntarily terminated within 24 months of the date of the change of control, Mr. Iglesias’s unvested restricted stock and stock options would fully vest.

Pursuant to the Mr. Iglesias’ new employment agreement, upon termination due to change of control, Mr. Iglesias would receive a lump sum payment in an amount equals to one and one-half time his base salary for the year in which termination occurs, plus one and one-half times the amount equal to the annual bonus for the prior year.

POTENTIAL PAYMENTS UPON TERMINATION AND CHANGE OF CONTROL BENEFITS TABLE

The following table provides an estimate of the value of any additional benefits pursuant to the terms of each named executive’s agreement with us. For the purposes of the quantitative disclosure in the following table, and in accordance with the SEC regulations, we have assumed that the triggering event occurred on the last business day of fiscal 2007, and that the price per share of our common stock is the closing market price as of that date, or $15.54. For Messrs. Lopez, Green and Iglesias, we refer to the agreements that were in effect at September 30, 2007.

	Alfred R. Camner	Ramiro Ortiz	Humberto L. Lopez	Robert Green (1)	Abel L. Iglesias (2)
Disability
Salary Continuation (3)	—	$325,000	$132,688	—	—
Lump Sum Cash Payment (4)	—	—	—	$415,079	—
Stock Option Vesting (5)	$167,718	—	$7,850	—	—
Restricted Stock Vesting (6)	$9,170,265	$1,389,058	$360,373	$351,344	$219,907

Death
Lump Sum Cash Payment (7)	—	—	—	$415,079	—
Stock Option Vesting (5)	$167,718	—	$7,850	—	—
Restricted Stock Vesting (6)	$9,170,265	$1,389,058	$360,373	$351,344	$219,907
Automobile (8)	$51,490	—	—	—	—
Life Insurance (BOLI) (9)	$200,000	$200,000	$200,000	$200,000	$200,000
Health Insurance (16)	$83,412	—	—	—	—

Termination w/o Cause or Resignation w/Good Reason
Stock Option Vesting (10)	$167,718	—	—	—	—
Restricted Stock Vesting (11)	$9,170,265	$1,389,058	—	—	—
Lump Sum Cash Payment (12)(13)(14)(15)	$22,593,304	$2,600,000	$389,403	$415,079	—
Health Insurance (16)	$83,412	—	—	—	—
Other in-kind benefits (17)	$611,026	—	—	—	—

Change of control Termination w/o Cause or Resignation w/Good Reason
Stock Option Vesting (18)	$167,718	—	$7,850	—	—
Restricted Stock Vesting (19)	$9,170,265	$1,389,058	$360,373	$351,344	$219,907
Lump Sum Cash Payment (12)(13)(20)(21)(22)	$22,593,304	$2,600,000	$778,806	$845,147	$515,318
Health Insurance (16)	$83,412	—	—	—	—
Other in-kind benefits (17)	$611,026	—	—	—	—
280G Indemnity (23)	$11,636,193	$1,169,064	—	—	—

Change of control No Termination of Employment
Lump Sum Cash Payment (13)(20)(21)(22)	—	$2,600,000	$778,806	$845,147	$515,318
Stock Option Vesting (24)	$167,718	—	$7,850	—	—
Restricted Stock Vesting (24)	$9,170,265	$1,389,058	$360,373	—	—
280G Indemnity (23)	—	—	—	—	—

(1)	The potential payout amounts for Mr. Green are based on Mr. Green’s employment agreement in effect at September 30, 2007. Mr. Green’s employment agreement expired, without renewal, on November 2, 2007.

(2)	The potential payout amounts for Mr. Iglesias are based on Mr. Iglesias’ change of control agreement in effect at September 30, 2007. Mr. Iglesias subsequently entered into an employment agreement with BankUnited on November 20, 2007.
(3)	Mr. Ortiz’s employment agreement provides that upon termination due to disability, Mr. Ortiz would receive an amount equal to six months salary of base salary paid in installments consistent with our payroll practice for executives. The figure does not include any compensation accrued and due as of the date of termination nor the benefits paid under Mr. Ortiz’s disability policy. We currently reimburse Mr. Ortiz for the annual policy premium on his policy. Mr. Lopez’s employment agreement provides that upon termination due to disability, Mr. Lopez would receive an amount equal to six months salary of base salary paid in installments consistent with our payroll practice for executives. The figure does not include any compensation accrued and due as of the date of termination.
(4)	Mr. Green’s employment agreement provided that following termination due to disability Mr. Green would have received a lump sum payment equal to six months of his base salary for year in which termination occurs, half of the last annual bonus awarded during the year prior to the year of termination and the value of the incentive fees paid to Mr. Green within six months prior to termination due to disability. The value of the incentive fees paid to Mr. Green from April 1, 2007 to September 30, 2007 was $110,824.
(5)	Upon termination due to death or disability, any outstanding unvested stock options are immediately vested.
(6)	Upon termination due to death or disability, any outstanding unvested restricted stock awards and restricted stock units are immediately vested.
(7)	Mr. Green’s employment agreement provided that upon his death, Mr. Green or his beneficiaries would have received a lump sum payment equal to six months of his base salary for year in which his death occurs, half of the last annual bonus awarded during the year prior to the year of his death and the value of the incentive fees paid to Mr. Green within six months prior to termination due to his death. The value of the incentive fees paid to Mr. Green from April 1, 2007 to September 30, 2007 was $110,824.
(8)	Mr. Camner’s employment agreement provides that upon his death, Mr. Camner’s spouse would be entitled the personal use of a late model automobile comparable to that used by Mr. Camner prior to his death. For 2007, the annual cost to us was $10,298. The above-listed value is calculated on the present value of the future cost of such a benefit for his spouse over the remaining unexpired term of his employment agreement.
(9)	We currently provide bank-owned life insurance, or BOLI, with a death payment amount of $200,000. Upon the death of Messrs. Camner, Ortiz, Lopez, Green or Iglesias, their respective beneficiaries will be entitled to the $200,000 death benefit payment.
(10)	Messrs. Camner and Ortiz’s employment agreements provide that upon termination without cause or for good reason or upon a change of control, any outstanding unvested stock options are immediately vested. Mr. Ortiz’s stock options are underwater (i.e., the strike price on the options exceeds the value of the stock as of September 30, 2007).
(11)	Messrs. Camner and Ortiz’s employment agreements provide that upon termination without cause or for good reason or upon a change of control, any outstanding unvested restricted stock and restricted stock units are immediately vested.
(12)	Mr. Camner’s employment agreement provides that upon termination without cause or for good reason or upon a change of control, within 30 days of termination, a lump sum payment equal to the greater of: (a) five times the sum of the following: the highest paid salary for any of the five fiscal years 2002 through 2006 plus the highest paid cash bonus for any of the five fiscal years 2002 through 2006, plus the highest value of restricted stock grants for any of the five fiscal years 2002 through 2006, except that such restricted stock value is limited to an amount equal to 50% of the highest paid salary and bonus for the five fiscal years 2002 through 2006; or (b) three times the sum of the following: the highest paid salary for any of the five fiscal years prior to the year of termination plus the highest paid cash bonus for any of the five fiscal years prior to the year of termination plus the highest value of restricted stock grants for any five fiscal years prior to the year of termination. For the purposes of this calculation, we used option (a). The figure also includes our current 401(k) contribution match of $7,875 and the current annual insurance premium of $95,772 with both amounts calculated on the present value of the future cost of such benefits for Mr. Camner.

(13)	Mr. Ortiz’s employment agreement provides that upon termination without cause or for good reason, he would receive a lump sum payment equal to the amount of base salary through the remaining unexpired term of his employment agreement. Upon a change of control, Mr. Ortiz would receive a lump sum payment equal to the greater of: (a) two times his base salary for the year in which termination occurs plus two times the last annual bonus awarded during the year prior to a change of control; or (b) his base salary through the remainder of the term of his employment agreement. For the purposes of this calculation, we used option (b).
(14)	Mr. Lopez’s employment agreement provides that upon termination without cause or for good reason, he would receive a lump sum payment equal to his base salary for the year in which termination occurs plus the last annual bonus awarded during the year prior to the year of termination.
(15)	Mr. Green’s employment agreement provided that upon termination without cause or for good reason, he would have received a lump sum payment equal to six months of his base salary for the year in which termination occurs, half of the last annual bonus awarded during the year prior to the year of termination and the value of the incentive fees paid to Mr. Green within six months prior to termination. The value of the incentive fees paid to Mr. Green from April 1, 2007 to September 30, 2007 was $110,824.
(16)	Mr. Camner’s employment agreement provides for the continuation of group life, medical, dental, accidental death and dismemberment, executive long-term disability and standard long-term disability insurance benefits, with all amounts calculated on the present value of the future cost of such benefits, paid to Mr. Camner upon termination without cause, or following a change of control or to his spouse upon his death.
(17)	Mr. Camner’s employment agreement provides that upon termination without cause or following a change of our control, Mr. Camner would receive other in-kind benefits including the personal use of a late model automobile comparable to that used by Mr. Camner during his employment over the remaining unexpired term of his employment agreement, the continued use of secretarial services over the remaining unexpired term of his employment agreement, continued subscriptions of financial network information over the remaining unexpired term of his employment agreement and communications devices provided to Mr. Camner during his employment over the remaining unexpired term of his employment agreement. The above-listed value is calculated on the present value of the future cost of such benefits for Mr. Camner over the remaining unexpired term of his employment agreement.
(18)	Upon termination due to a change of control, any outstanding unvested stock options are immediately vested. Messrs. Ortiz, Green and Iglesias’ stock options were underwater at September 30, 2007.
(19)	For Messrs. Camner, Ortiz, and Lopez, upon termination due to a change of control, any outstanding unvested restricted stock awards and restricted stock units are immediately vested. For Messrs. Green and Iglesias, upon termination due to change of control and involuntary termination within 24 months, the unvested restricted stock and stock option become fully vested. For the purposes of these calculations, we assume that Messrs. Green and Iglesias were involuntary terminated on September 30, 2007.
(20)	Mr. Lopez’s employment agreement provides that upon a change of control, Mr. Lopez would receive a lump sum payment equal to two times his base salary for the year in which termination occurs plus two times the last annual bonus awarded during the year prior to the change of control.
(21)	Mr. Green’s employment agreement provides that upon a change of control, Mr. Green would receive a lump sum payment equal (i) to his base salary for the year in which the change of control occurs; (ii) his last annual bonus awarded during the year prior to the change of control plus (iii) the amount equal to the incentive fees paid to Mr. Green for the 12 months prior to a change of control. The value of the incentive fees paid to Mr. Green from October 1, 2006 to September 30, 2007 was $236,636.
(22)	Mr. Iglesias’ change of control agreement provided that upon change of control, Mr. Iglesias would have received a lump sum payment equal to his base salary for the year in which the change of control occurs plus his last annual bonus awarded during the year prior to the change of control.
(23)

Federal tax laws impose a 20% excise tax, payable by the executive, on excess parachute payments. The employment agreements for each of Messrs. Camner, Ortiz and Lopez provide that to the extent a portion of any of the severance payments due under the employment agreements might constitute an excess parachute payment under current federal tax laws, we would reimburse each executive for the amount of this excise tax and would make an additional gross-up payment so that, after payment of the excise tax and all income and excise taxes imposed on the reimbursement and gross-up payments, the executive will retain approximately the same net-after tax amounts under the employment agreement that he would have retained if there were no 20% excise tax. The effect of this provision is that we, rather than the executive, bear the financial cost of the excise tax. Neither us nor BankUnited could claim a federal income tax deduction for an excess parachute payment, excise tax reimbursement payment or gross-up payment. The amounts shown reflect the amount of the reimbursement and gross-up payable by us, if any. Mr. Iglesias’ change of control agreement provides for a cap on his change of control benefits limiting the benefits to the maximum amount without such payment being an excess parachute payment. Therefore, no reimbursement or gross-up payment would be payable to him.

(24)	Messrs. Camner, Ortiz and Lopez’s equity grants provide that upon a change of control, any outstanding unvested stock options, restricted stock units and restricted stock are immediately vested. Mr. Ortiz’s stock options are underwater.

REPORT OF THE AUDIT COMMITTEE

The following report of the Audit Committee (for the purposes of this report only, the “Committee”) is made pursuant to the rules of the SEC. This report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

The three members of the Committee are named below and are “independent” directors as defined by the listing standards of the NASDAQ. The roles and responsibilities of the Committee are described in a written Committee Charter which is reviewed annually by the Committee. The Committee continues to assess the adequacy of its Charter and may revise it further as necessary and appropriate to reflect corporate governance standards including, but not limited to, those imposed by the NASDAQ and SEC rules. The Committee, during its fiscal 2007 review of the Charter, decided not to make any changes to the Charter but remains committed to revising and updating the Charter as it deems necessary and appropriate.

Management is responsible for the Company’s financial reporting process including its system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent registered certified public accounting firm is responsible for auditing those consolidated financial statements. The Committee provides oversight of these financial reporting processes at the Board of Directors level, based on the information that it receives. The Committee’s responsibility is to monitor and review these processes, but that responsibility does not include conducting audits or accounting reviews or procedures. In this context, the Committee has met with management, with and without the registered certified public accounting firm present, to review and discuss the Company’s consolidated financial statements. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Committee discussed with the independent registered certified public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AV section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, as currently in effect.

The Committee discussed with the Company’s internal auditors and independent registered certified public accounting firm the overall scope and plans for their respective audits. The Committee met with the internal auditors and the independent registered certified public accounting firm, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

The Committee has received the written disclosures and the letter from the Company’s independent registered certified public accounting firm required by Independence Standards Board Standard No. 1 (Independence Standards Board Standards No. 1, Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, as is currently in effect, and has discussed the registered certified public accounting firm’s independence with the registered certified public accounting firm.

Based on the review and discussions referred to above, the Committee recommended to the Board of Directors that the audited consolidated financial statements for the fiscal year ended September 30, 2007 be included in the Company’s Annual Report on Form 10-K for the last fiscal year, for filing with the SEC.

AUDIT COMMITTEE

Allen M. Bernkrant, Chairman

Hardy C. Katz

Bradley S. Weiss

AUDIT FEES

The following table presents fees for professional services rendered by PricewaterhouseCoopers LLP for the audit of our annual financial statements for the years ended September 30, 2007 and September 30, 2006, and fees billed for other services rendered by PricewaterhouseCoopers LLP during those periods.

	2007	2006
Audit fees (1)	$1,183,130	$1,113,400
Audit-Related fees (2)	$72,755	$58,800
Tax fees (3)	$126,330	$60,000
All other fees (4)	$—	$36,090

(1)	Audit fees related to the audit of our annual financial statements for the fiscal 2007 and fiscal 2006, and for the reviews of the financial statements in our Quarterly Reports on Form 10-Q for those fiscal years as well as consents, comfort letter procedures and registration statements.
(2)	Audit-Related fees related to accounting and auditing services in connection with the audit of our 401(k) Profit Sharing Plan and other attestation services.
(3)	Tax fees related to federal and state tax related services. For fiscal 2007 the total also includes tax related consulting fees.
(4)	Fees related to purchase of audit management software.

The Audit Committee has concluded that the provision of the non-audit services listed above is compatible with maintaining the independence of PricewaterhouseCoopers LLP.

On May 28, 2003, the Audit Committee adopted a written policy setting forth specific policies and procedures for pre-approving all audit and non-audit work performed by our independent registered certified public accounting firm (the “Audit Committee Pre-Approval Policy”). Specifically, the Audit Committee Pre-Approval Policy permits the use of PricewaterhouseCoopers LLP in connection with a variety of audit, audit-related, tax and other non-audit services as pre-approved by the Audit Committee. In each case, our management is required to report specific engagements under the policy to the Audit Committee on a timely basis, and the Audit Committee has required PricewaterhouseCoopers LLP to obtain its specific pre-approval when the aggregate amount of all proposed pre-approved services provided to us exceeds $15,000. SEC rule 2-01(c)(7)(i)(C) permits waiver under specific circumstances of the pre-approval requirements for services other than audit, review or attest services that our independent registered certified public accounting firm may provide. The Audit Committee did not approve, during fiscal 2006, any services pursuant to that rule.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

As described above under “Election of Directors—Meetings and Committees of the Board of Directors,” the members of the Compensation Committee during fiscal 2007 were Hardy C. Katz, Allen M. Bernkrant and Dr. Neil H. Messinger. None of these directors is or has been an officer or employee of ours or any of our subsidiaries. Radiology Associates of South Florida, P.A., of which Dr. Neil Messinger is a director, has established two lines of credit with BankUnited in the ordinary course of business. These credits are subject to the restrictions described below in the section entitled “Certain Relationships and Related Transactions.”

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

From time to time, BankUnited, as an insured depository institution as defined under Section 3 of the Federal Deposit Insurance Act, makes loans in the ordinary course of its business as a financial institution to directors, officers and employees of the Company and BankUnited, as well as to members of their immediate families and affiliates, to the extent consistent with applicable laws, regulations and pursuant to internal written policies and procedures. All of such loans are and have been made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, do not involve more than the normal risk of collectibility or present other unfavorable features, and are subject to restrictions on lending to insiders under Section 22(h) of the Federal Reserve Act. As part of BankUnited’s employee benefits program, discounted rates and fees are available to all eligible employees, including executive officers, on selected residential mortgage loans on primary residences that are owner-occupied by the employee and certain consumer credit products, in accordance with the provisions of the BankUnited Employee Loan Policy. Eligible associates are those employees, including executive officers, who have completed 90 days of service with BankUnited, and met certain other conditions. Additionally, we have a written Related Party Loan Policy and Procedures pursuant to our Audit Committee Charter that requires all related party transactions to be approved by our Audit Committee.

During fiscal 2007, we and BankUnited retained the law firm of Camner, Lipsitz and Poller, P.A., (“CLP”) as general counsel. Alfred R. Camner, our Chief Executive Officer and Chairman of the Board and of BankUnited, is the Senior Managing Director of Camner, Lipsitz and Poller, P.A. During fiscal 2007, we paid CLP approximately $4.9 million in legal fees allocable to corporate, securities, regulatory, litigation and real estate matters. Errin E. Camner, Managing Director of CLP is the daughter of Mr. Camner.

In fiscal 2005, CLP subleased approximately 2,223 square feet of office space from BankUnited in Coral Gables, Florida. The sublease extends through January 31, 2014 and may be renewed for up to four additional five year terms, subject to BankUnited’s exercising the right to extend its occupancy under the master lease. Under the terms of the sublease the minimum annual rent for the property is $61,249. Payments from CLP to BankUnited during fiscal 2007 totaled $79,026, consisting of the rental payment and $12,533 paid to us as reimbursement for tenant improvements. We believe that the terms of the sublease reflect market rates comparable to those prevailing in the area for similar transactions involving non-affiliated parties at the time the sublease was made.

During fiscal 2007, HBA Insurance Group, received approximately $319,000 in commissions on premiums paid for ours and BankUnited’s directors’ and officers’ liability, professional liability, banker’s blanket bond, commercial multi-peril, E-commerce and workers’ compensation insurance policies, as well as, premiums for health and dental insurance. Marc D. Jacobson is a Senior Vice President of HBA Insurance Group and holds less than 2% of its stock. We believe that the commissions and premiums paid on policies obtained through HBA Insurance Group are comparable to those that would be paid for policies obtained through unaffiliated agencies.

Lauren R. Camner, our director and a director of BankUnited, is employed as our Senior Vice President, Customer Integrated Solutions Group and received compensation of approximately $213,000 during fiscal 2007. That amount includes approximately $64,800 of recognized expense in 2007 for outstanding stock awards and options calculated in accordance with SFAS 123R. Ms. Lauren Camner is the daughter of our Chairman and Chief Executive Officer, Alfred R. Camner.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of November 30, 2007 (except where a different date is indicated) concerning (i) each director of the Company; (ii) each of the named executive officers; (iii) all directors and executive officers of the Company and BankUnited as a group; and (iv) each other person known to management of the Company to be the beneficial owner, as such term is defined in Rule 13d-3 under the Exchange Act, of more than 5% of the outstanding shares of any class of the Company’s voting securities, according to filings by such persons with the SEC or other information provided to the Company by such persons. The table includes only those options which may be exercised within 60 days of November 30, 2007. The address of each director and named executive officer listed in the table is 255 Alhambra Circle, Coral Gables, Florida 33134.

Name and Address	Amount and Nature of Beneficial Ownership Of Series B Preferred Stock (1)		Percent of Series B Preferred Stock Outstanding	Amount And Nature of Beneficial Ownership of Class B Common Stock (1)		Percent of Class B Common Stock Outstanding	Amount And Nature of Beneficial Ownership of Class A Common Stock (1)		Percent of Class A Common Stock Outstanding
Directors and Named Executive Officers:
Tod Aronovitz	—		—	—		—	11,141	(2)	*
Allen M. Bernkrant	23,560		1.9%	37,860		5.2%	135,037	(2)(3)	*
Lawrence H. Blum	23,560		1.9%	65,856		9.0%	425,860	(2)(3)(6)	1.2%
Alfred R. Camner	1,846,552	(4)(5)(7)(9)	95.3%	3,328,558	(4)(5)(7)	96.3%	3,543,892	(2)(4)(5)(7)	9.2%
Lauren R. Camner	1,244		*	7,102		*	54,561	(2)(6)	*
Robert L. Green	—		—	—		—	65,826	(2)(6)	*
Abel L. Iglesias	—		—	—		—	60,579	(2)(6)	*
Marc D. Jacobson	10,000		*	44,040		6.2%	189,175	(2)(3)(6)	*
Hardy C. Katz	—		—	—		—	35,308	(2)(3)	*
Humberto L. Lopez	__		__	__		__	225,328	(2)(6)	*
Neil H. Messinger	—		—	—		—	66,140	(2)(3)(6)	*
Ramiro A. Ortiz	—		—	—		—	340,065	(2)(8)(10)	*
Albert E. Smith	—		—	—		—	11,102	(2)	*
Bradley S. Weiss	—		—	—		—	3,069		*

All Current Directors and Executive Officers of the Company and BankUnited as a group (22 persons)	1,904,916	(4)(5)(7)(9)	98.3%	3,483,417	(4)(5)(7)	98.2%	5,539,077	(2)(3)(4)(5)(6)(7)(10)	12.7%
Other 5% Owners:
Barclays Global Investors 45 Fremont Street San Francisco, CA 94105	—		—	—		—	2,188,064	(11)	6.02%
Dimensional Fund Advisors LP 1299 Ocean Avenue Santa Monica, CA 90401	—		—	—		—	2,385,563	(12)	6.56%
QVT Financial LP 1177 Avenue of the Americas, 9th Floor New York, NY 10036	—		—	—		—	3,550,543	(13)	10.1%
Westport Asset Management, Inc.
Westport Advisers, LLC 235 Riverside Avenue Westport, CT 06880	—		—	—		—	3,930,731	(14)	9.4%

*	Less than 1%
(1)

The nature of the reported beneficial ownership is unshared voting and investment power unless otherwise indicated in the footnotes to this table. Beneficial ownership reported for each class shown includes shares issuable upon conversion of shares of other classes of stock, shares which may be acquired upon the exercise of options exercisable within 60 days, shares that may be issued for restricted stock units and shares owned jointly or indirectly with or through a family member, trust, corporation, partnership or other legal organization. Each share of Series B Preferred Stock is convertible into 1.4959 shares of Class B Common Stock, and each share of Class

B Common is Stock convertible into one share of Class A Common Stock. Beneficial ownership is not indicative of voting power. Each share of Series B Preferred Stock has two and one-half votes, each share of Class B Common Stock has one vote and each share of Class A Common Stock has one-tenth vote.

(2)	Includes shares of Class A Common Stock which may be acquired by the following persons, in the amounts indicated, through the exercise of options exercisable within 60 days: Tod Aronovitz, 5,500; Mr. Bernkrant, 66,950; Mr. Blum, 179,032; Mr. Camner, 209,897; Ms. Lauren Camner, 31,702; Mr. Green, 32,426; Mr. Iglesias, 32,559; Mr. Jacobson, 51,020; Mr. Katz, 27,900; Mr. Lopez, 158,978; Dr. Messinger, 52,995; Mr. Ortiz, 192,694; Dr. Smith, 9,000; and current directors and executive officers as a group, 1,239,702.
(3)	Includes, for each of the following persons, shares that are jointly or indirectly owned with others in approximately the amounts indicated: Mr. Bernkrant, 33,159; Mr. Blum, 85,301; Mr. Jacobson, 12,582; Mr. Katz, 4,550; and Dr. Messinger, 3,286.
(4)	Includes 672,328 shares of Series B Preferred Stock (convertible into 1,005,735 shares of Class B Common Stock, that are convertible into the same number of shares of Class A Common Stock) which may be acquired by Mr. Camner through the exercise of options exercisable within 60 days.
(5)	Series B Preferred Stock includes 8,971 shares (convertible into 13,419 shares of Class B Common Stock that are convertible into the same number of shares of Class A Common Stock) of which the stockholder has indirect beneficial ownership and 26,720 shares (convertible into 39,970 shares of Class B Common Stock that are convertible into the same number of shares of Class A Common Stock) that are held in an irrevocable grantor’s trust established by us of which Mr. Camner is the sole beneficiary. Class B Common Stock includes 98,114 shares (convertible into 98,114 shares of Class A Common Stock) of which the stockholder has indirect beneficial ownership and 175,591 shares (convertible into 175,591 shares of Class A Common Stock) that are held in the irrevocable grantor’s trust referenced above. Class B Common Stock does not include 30,000 shares subject to options held by Mrs. Earline Ford, which Mr. Camner has a right of first refusal to purchase if Mrs. Earline Ford decides to exercise the options and sell the underlying shares.
(6)	Includes for each of the following persons, restricted stock grants of Class A Common Stock, in the amounts indicated which were made in the fiscal 2008 for fiscal 2007 performance: Mr. Blum, 10,500; Ms. Lauren Camner, 710; Mr. Green, 2,240; Mr. Iglesias, 4,020, Mr. Lopez, 23,600; and current directors and executive officers as a group, 69,100. The shares vest evenly over a period of five years. Early vesting conditions of the restricted stock generally provide that the shares will vest in the event of the executive’s death, disability, retirement or early retirement (with the approval of the Compensation Committee), or in the case of Messrs. Camner, Ortiz and Lopez, in the event of a change in our control.
(7)	Includes for Mr. Camner an award of 133,700 restricted shares of our Series B Preferred Stock that must be earned by the achievement of performance goals. The performance period begins on October 1, 2007 and end on September 30, 2008. If the performance goals are met the shares vest over a period of eight years subject to the early vesting conditions described in footnote “6.” Also includes an award of 35,000 restricted shares of our Series B Preferred Stock that must be earned by the achievement of performance goals. The performance period for the 35,000 shares granted began on October 1, 2006 and ends on September 30, 2008. If the performance goals are met the shares vest over a period of five years subject to the early vesting conditions described in footnote “6”. The performance period of the third grant begins on October 1, 2006 and ends on September 30, 2008, and if the performance goals are met, the shares vest over a period of five years subject to the early vesting conditions described in footnote A to the Summary Compensation Table.
(8)	Includes for Mr. Ortiz 35,000 shares of performance-based restricted Class A Common Stock granted in fiscal 2008, that must be earned by the achievement of performance goals for a period commencing on October 1, 2007 and ending on September 30, 2008. If the goals are met the shares will vest over a period of seven years, commencing September 30, 2008. The shares are subject to the early vesting conditions described in footnote “6”.
(9)	Mr. Camner holds options to purchase an additional 433,267 shares of Series B Preferred Stock (convertible into 648,124 shares of Class B Common Stock and a like amount of Class A Common Stock), which options are not exercisable within 60 days.
(10)	This amount includes 10,729 shares of Class A Common Stock that are held in an irrevocable grantor’s trust established by us of which Mr. Ortiz is the sole beneficiary. Also includes 21,681 restricted stock units.
(11)	A Schedule 13-G filed on January 9, 2007 reported that Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, LTD, Barclays Global Investors Japan Trust and Banking Company Limited and Barclays Global Investors Japan Limited had combined holdings of 2,188,064 shares of the Company’s Class A Common Stock.
(12)	A Schedule 13-G filed on February 1, 2007, reported that Dimensional Fund Advisors LP had holdings of 2,385,563 shares of the Company’s Class A Common Stock.
(13)	A Schedule 13-G filed on December 7, 2007, reported that QVT Financial LP, QVT Financial GP LLC, QVT Fund LP and QVT Associates GP LLC, had combined holdings of 3,550,543 shares of our Class A Common Stock.
(14)	Based upon information received from the holder as of December 5, 2007, Westport Asset Management, Inc. is a registered investment advisor managing assets for various pension funds, foundations and endowments. Westport Advisors LLC, is also an investment advisor registered under Section 203 of the Investment Advisors Act of 1940 and serves as an investment manager of two publicly traded mutual funds. Westport Asset Management, Inc. and Westport Advisors LLC are collectively referred to in this footnote as “Westport.” As of December 1, 2006, Westport’s combined holdings of our shares with sole voting power were 1,088,700; shared voting power 2,735,031, no voting power 107,000, sole dispositive power of 1,088,700, and shared dispositive power 2,842,031, for an aggregate total of 3,463,431 shares.

MISCELLANEOUS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and the beneficial holders of more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. To our best knowledge, we believe that our executive officers and directors filed all required reports in compliance with Section 16(a), except for a late Form 4 for Mr. Blum.

Independent Registered Certified Public Accounting Firm

The Audit Committee selected and hired the accounting firm of PricewaterhouseCoopers LLP to audit our financial statements for the fiscal 2007. PricewaterhouseCoopers LLP audited our financial statements for the fiscal 2007. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions from stockholders.

Stockholder Proposals

Proposals of stockholders intended to be presented at our next annual stockholders meeting must be in writing and should be submitted to our Corporate Secretary at 255 Alhambra Circle, Penthouse, Coral Gables, Florida 33134, no later than August 31, 2008 for inclusion in our 2009 proxy statement relating to such meeting, subject to applicable rules and regulations.

For any proposal that is not intended for inclusion in next year’s proxy statement (as described in the preceding paragraph) but is instead sought to be presented directly at next year’s annual meeting, SEC rules permit the proxy holders to vote proxies in their discretion if we do not receive notice of the proposal prior to the close of business on November 15, 2008. Notices of intention to present proposals at the next annual meeting should be addressed to our Corporate Secretary, 255 Alhambra Circle, Penthouse, Coral Gables, Florida 33134.

By Order of the Board of Directors

/s/ ALFRED R. CAMNER
ALFRED R. CAMNER Chairman of the Board and Chief Executive Officer

December 27, 2007

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD AT 3:00 P.M. ON FEBRUARY 8, 2008

AT THE

WESTON HILLS COUNTRY CLUB

2600 COUNTRY CLUB WAY

WESTON, FLORIDA

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

OF BANKUNITED FINANCIAL CORPORATION

The undersigned hereby appoints ALFRED R. CAMNER and LAWRENCE H. BLUM, or either of them with full power of substitution, proxies to vote at the Annual Meeting of Stockholders of BankUnited Financial Corporation (the “Company”) to be held on February 8, 2008 at 3:00pm, local time, and at any adjournment thereof, hereby revoking any proxies heretofore given, to vote all shares of Class A Common Stock, Class B Common Stock or Noncumulative Convertible Preferred Stock, Series B of the Company held or owned by the undersigned as directed on the reverse side of this proxy card, and in their discretion upon such other matters as may come before the meeting.

(Continued and to be signed on the reverse side)
14475

ANNUAL MEETING OF STOCKHOLDERS OF

BANKUNITED FINANCIAL CORPORATION

February 8, 2008

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.

- OR -

TELEPHONE - Call toll-free 1-800-PROXIES

(1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

- OR -

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

COMPANY NUMBER

ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before February 8, 2008.

ê Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. ê

20400000000000000000 4 020808

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

Proposal One - Election of Directors:

The Board of Directors recommends a vote "FOR" each nominee in Proposal 1, and in the discretion of the proxy holders as to any matter that may properly come before the annual meeting of the shareholders.

This Proxy is revocable and when properly executed will be voted in the manner directed by the undersigned stockholder. UNLESS CONTRARY DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" PROPOSAL ONE.

Please mark, sign, date and return this Proxy Card promptly, using the enclosed postage-paid envelope.

NOMINEES:
☐	FOR ALL NOMINEES	¡ Albert E. Smith	Class ll
		¡ Allen M. Bernkrant	Class llI
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡ Alfred R. Camner	Class llI
		¡ Neil H. Messinger	Class lll
☐	FOR ALL EXCEPT (See instructions below)	Proposal One will be voted on by the Class A Common Stock, with the Class B Common Stock and the Noncumulative Convertible Preferred Stock, Series B.
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.				☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.